Exhibit 10.57.1

AGREEMENT OF PURCHASE AND SALE

Among

CENTRAL PA EQUITIES 17, LLC, CENTRAL PA EQUITIES 19, LLC, and, SPRINGWOOD - FHP LP,

collectively, SELLER

and

Lodging Fund REIT III OP, LP, BUYER

Dated as of November 22, 2019

Hampton Inn York South 2159 S. Queen St.

York, PA 17402

Home2 Suites York 212 Pauline

York, PA 17402

Fairfield Inn & Suites Hershey Chocolate Avenue 651 W. Areba Avenue

Hershey, PA 17033

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

Schedules Schedule A Schedule A-1 Schedule A-2 Schedule A-3 Schedule A-4 Schedule 2.1(c) Schedule 3.2(a) Schedule 3.2(b) Schedule 3.2(c) Schedule 3.2(e) Schedule 3.5

Legal Descriptions

Hotel Facilities and Other Improvements Intentionally Omitted

Existing Management Agreements and Franchise Agreements Purchase Price Allocation

Excluded Fixtures, Personal Property or Equipment Operating Agreements

List of Equipment Leases List of Leases

Litigation 3-05 Audit

Exhibits Exhibit A ExhibitB Exhibit C Exhibit D Exhibit E

Form of Assignment of Contracts and Leases Form of Deed

Form of Bill of Sale

Form of Assignment of Intangibles Form of FIRPTA

IV

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made as of the 22nd day of November,_2019 (the "Effective Date") by and among CENTRAL PA EQUITIES 17, LLC, a Pennsylvania limited liability company ("HJS York South eller"), CENTRAL PA EQUITIES 19, LLC, a Pennsylvania limited liability company ("H2S York Seller"), SPRINGWOOD - FHP LP, a Pennsylvania limited partnership ("FIS Hershey Seller" and collectively with HIS York South Seller and H2S York Seller herein referred to collectively and individually, as the context so requires, as "Seller"), and Lodging Fund REIT Ill OP, LP, a Delaware limited partnership (the "Buyer").

BACKGROUND

A.HIS York South Seller is the owner of a parcel of land located in York, Pennsylvania (the "HJ   York South Land"), H2S York Seller is the owner of a parcel of land located in York, Pennsylvania (the "H2S York Land"), and FIS Hershey Seller is the owner of a parcel of land located in Hershey, Pennsylvania (the "FIS Hershey Land"), in each instance as more particularly described on Schedule A (the HIS York South Land, the H2S York Land, and the FIS Hershey Land shall sometimes be referred to collectively as the "Land"). Each Seller also owns hotel facilities and other Improvements (as defined below) on its respective Land with the common addresses and names as set forth on Schedule A-1. HIS York South Seller's interest in the HIS York South Land together with the hotel facility and other Improvements located thereon is referred to as the "H1S York South Hotel", H2S York Seller's interest in the H2S York Land together with the hotel facility and other Improvements located thereon is referred to as the "H2S York Hotel", and FIS Hershey Seller's interest in the FIS Hershey Land together with the hotel facility and other Improvements located thereon is referred to as the "FIS Hershey Hotel". The HIS York South Hotel, the H2S York Hotel, and the FIS Hershey Hotel shall sometimes be referred to collectively and individually, as the context so requires, as the "Hotel" or "Hotels." The Hotels and the Asset Related Property (as defined below) shall be referred to collectively and individually, as the context so requires, as the "Asset" or "Assets."

B.Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I DEFINITIONS

SECTION 1.1. Defined Terms. The capitalized terms used herein will have the following meanings.

"Accounts Receivable" shall mean all amounts which Seller is entitled to receive from the operation of the Hotels, but are not paid as of the Closing (including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotels, or any other goods or services provided by or on behalf of Seller at the Hotels, but expressly excluding any credit card charges and checks which Seller has submitted for payment as of the Closing).

"Additional Deposit" shall have the meaning assigned thereto in Section 2.3.

"Affiliate" shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person. The term "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

"Agreement" shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

"Anti-Money Laundering and Anti-Terrorism Laws" shall have the meaning assigned thereto in subsection 3.2(g)(i).

"Applicable Law" shall mean all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

"Asset" or "Assets" shall have the meaning assigned thereto in "Background"

paragraph A.

"Asset File" shall mean the materials with respect to the Assets (i) previously delivered to Buyer or its representatives by or on behalf of Seller, whether written or orally, (ii) made available to Buyer at the Hotels or at the offices of Broker, each of which may be orally or written, or (iii) on the data room web site created by Broker.

"A set-Related Prope1ty" shall have the meaning assigned thereto in subsection 2.1(b).

"Assigned Accounts Receivable" shall have the meaning assigned thereto in subsection l 0.3(b)(i).

"Assignment of Contracts and Leases" shall have the meaning assigned thereto in subsection 6.1(a)(i).

"Assignment of Intangibles" shall have the meaning assigned thereto in subsection 6.1(a)(ii).

"Assumed Obligations" shall mean any and all liability and obligations for any outstanding bonds, letters of credit, or other similar instruments either required by or entered into by Seller for the benefit of any Governmental Authority.

"Basket Limitation" shall mean an amount equal to Fifty Thousand and no/I 00 Dollars ($50,000.00) for each Hotel.

"Bill of Sale" shall have the meaning assigned thereto in subsection 6.2(a)(ii).

"Bookings" shall  have the meaning assigned  thereto  in  subsection  2.1(b)(vii ).

"Broker" shall mean Avison Young.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in York, Pennsylvania.

"Buyer" shall have the meaning assigned thereto in the Preamble to this Agreement.

"Buy  r-  R  lat  ed  Ent iti es   '  shall have the meaning assigned thereto in Section 11.1.

" Buyer Waived Breach" shall have the meaning assigned thereto in Section 11.3.

"B uyer'  Knowledge" shall mean, collectively, (i) the actual knowledge of Buyer based upon the actual knowledge of Corey R. Maple, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person, (ii) any and all information contained in the Asset File, and (iv) from any of Buyer's reports, inspections, surveys and/or studies. The named individuals shall have no personal liability by virtue of their inclusion in this definition.

"Buyer's Vendors" shall have the meaning assigned thereto in subsection 7.1(a).

"Cap Limitation" shall mean an amount equal to Four Hundred Fifty Thousand and no/I 00 Dollars ($450,000.00) for each Hotel.

"Claims" shall have the meaning assigned thereto in Section 7.3.

"Closing" shall have the meaning assigned thereto in subsection 2.4(a).

"Closing Date" shall have the meaning assigned thereto in subsection 2.4(a).

"  losing  D  cum nts" shall mean any certificate ,  assignment, instrument or other document delivered pursuant to this Agreement.

"Code" shall mean the Internal Revenue Code of 1 986,  as amended from time to time, or any successor statute.  Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

"Condition of   the   Assets"   shall have   the   meaning   assigned thereto in subsection 7.2(b).

"Cut-Off Time" shall have the meaning assigned thereto in subsection 10.1.

" Deed" shall have the meaning assigned thereto in subsection 6.2(a)(i).

"Deposit" shall have the meaning assigned thereto in Section 2.3.

"Due Diligence Items" shall have the meaning assigned thereto m subsection 7. l(a).

"Due Diligence Period" shall have the meaning assigned thereto m subsection 7.l(a).

"Effective Date" shall have the meaning assigned thereto in the Preamble to this

Agreement.

"Employees" shall mean, at any time, all employees who are employed by Manager (whether on a full-time or part-time basis) at the Hotels at the time in quest ion.

"Environmental Laws" shall have the meaning assigned thereto In subsection 3.2(f).

"Equipment Lease" shall have the meaningassigned thereto in subsection 2. l(b)(vi).

amended.

"ERISA" shall mean The Employee Retirement Income Security Act of 1974, as

"Escrow Account" shall have the meaning assigned thereto in subsection 14.5(a).

"Escrow Agent" shall have the meaning assigned thereto in Section 2.3.

"Executive Order" shall have the meaning assigned thereto in subsection 3.2(g)(i).

"  Existing Management Agreement s" shall mean those certain management agreements listed on Schedule A-3 attached hereto.

"FF&E" shall have the meaning assigned thereto in subsection 2. l(b)(ii).

"Financing ommitment" shall mean a written commitment  from  Buyer's  lender for financing Buyer's acquisition of the Assets.

"FlHershey Hotel Franch is  or" shall have the meaning assigned thereto on

Schedule A-3 attached hereto.

"  FIS Hershey Hotel" shall have the meaning assigned thereto in "Background" paragraph A.

"FIS Hershey Land" shall have the meaning assigned thereto in "Background"

paragraph A.

"FIS Hershey Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

"ranchie  Agreement" shall mean those certain franchise agreements listed on

Schedule A-3 attached hereto.

" Franchise Dis  c los ure Agreement" shall mean a "Franchise Disclosure Document" related to the Franchisor (or an  Affiliate thereof) and  the subject Franchise of the respective  Hotel  as required by the United States Federal Trade Commission's "Franchise Rule".

"Franchisor" shall mean, collectively, H2S York Hotel Franchisor, HIS York South Hotel Franchisor, and FIS Hershey Hotel Franchisor.

'  0 ve  rnme nl List" shall have the meaning assigned thereto in Section 14.25.

"  Gove  rnrn ntal  Authority ' shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

"Guest Ledger" shall mean any and all charges accrued to the open accounts of any guests or customers at the Hotels as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotels, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.

"H2S York Hotel Franchisor" shall have the meaning assigned thereto on Schedule A-3 attached hereto.

"H2S York Hotel" shall have the meaning assigned thereto in "Background"

paragraph A.

"H2S York Land" shall have the meaning assigned thereto in "Background"

paragraph A.

"H2S York Seller" shall have the meaning assigned thereto in the Preamble to this

Agreement.

"  Hazardo us Materils" shall have the meaning assigned thereto m subsection 7.2(6)(i).

"HIS York South Hotel Franchisor" shall have the meaning assigned thereto on

Schedule A-3 attached hereto .

"HIS York South Hotel" shall have the meaning assigned thereto in "Background"

paragraph A.

"HIS York South Land" shall have the meaning assigned thereto in "Background"

paragraph A.

"HIS York South Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

"Hotels" shall have the meaning assigned thereto in "Background" paragraph A.

"Improvements" shall mean the buildings, structures, fixtures and other improvements on the Land, including, without limitation, any and all hotel rooms, meeting facilities, conference rooms, parking facilities, restaurants, spa and pool facilities and other recreational amenities.

"lndependent Consideralion" shall mean One Hundred and no/I 00 Dollars

($100.00).

"lndividual Allocation " shall have the meaning assigned thereto m subsection 2.2(c).

"Initial Depo it" shall have the meaning assigned thereto in Section 2.3.

"1ntangible Property" shall have the meaning assigned thereto in subsection 2.1(b)(xii).

"Interim Period" shall have the meaning assigned thereto in Section 14.23.

"Inventories" shall have the meaning assigned thereto in subsection 2.1(b)(x).

"IRS" shall mean the Internal Revenue Service.

"lRS Repo  rting Requirements" shall have the meaning assigned thereto m subsection 14.4(c).

"Land" shall have the meaning assigned thereto in "Background" paragraph A.

"Leases" shall have the meaning assigned thereto in subsection 3.2(c).

"Licenses and Permits" shall have the meaning assigned thereto m subsection 2.l(b)(iii).

"Losses" shall have the meaning assigned thereto in Section 11.1.

"Manager" shall mean Springwood Hospitality, LLC, a Pennsylvania limited liability company.

"Mater ia l  Casua lt y" shall have the meaning assigned thereto in subsection 9.2(b).

"Material Condemnation" shall have the meaning assigned thereto in subsection 9.2(b).

"Operating Agreements" shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements which are held by Seller in connection with the operation of the Hotels, other than the Franchise Agreements, the Existing Management Agreements, the Equipment Leases, the Leases and the Licenses and Permits.

"Permitted Exceptions" shall mean (i) any matters set forth in the Title Commitment and/or on the Survey that Seller does not remove or cause to be removed pursuant to Section 8.2, (ii) the Franchise Agreements, the Equipment Leases, the Leases, the Licenses and Permits and the Operating Agreements, (iii) liens for real estate taxes and assessments which are not yet due and payable, (iv) standard exceptions and provisions contained in forms of title insurance policies, (v) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Land would disclose, (vi) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, and charges for sewer, water, electricity, telephone, cable television, or gas due after the Cut-Off Time, and (vii) any title exception which is waived by Buyer pursuant to subsection 8.3(b).

"Person" shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association,  unincorporated association or other entity.

"PIP" shall mean Product Improvement Plan(s) from Franchisor.

" Post  Effe_ct  i ve  Date  Mon etary  Encum bra  nc  "  shall  have  the  meaning  assigned thereto in subsection 8.3(c).

"Post Effective Date Seller Encumbrance" shall have the meaning assigned thereto in subsection 8.3(a).

" Property  andEqu ipment"shallhave the meaning assigned thereto m subsection 2.1(b)(ix).

"Purchase Price" shall have the meaning assigned thereto in subsection 2.2(a).

"Reconc iliatio n Date" shall have the meaning assigned thereto in subsection

10.2(b).

"Releasees" shall have the meaning assigned thereto in Section 7.3.

"Replac ement Franc  h ise Agreement" shall have the meaning assigned thereto in

Section 4.5.

"Re  po  rting  Per on" shall have the meaning assigned thereto in subsection 14.4(c).

"Retail Merchandise" shall have the meaning assigned thereto m subsection 2.1(b)(xi).

"Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

"Seller-Related Entities" shall have the meaning assigned thereto in Section 11.2.

"Selle r'  s  Knowledge" shall mean the actual knowledge of Seller based upon the actual knowledge of Justin Shelton with respect to the Assets, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. The named individual shall have no personal liability by virtue of his inclusion in this definition.

"Seller Response Notice" shall have the meaning assigned thereto in Section 8.2.

"Termination Notice" shall have the meaning assigned thereto in subsection 7.1(a).

"Title Company" shall mean Beverly Carlson (bevcarlson@firstam.com), as agent for First American Title Insurance Company.

"Title Policy" shall mean an ALTA owner's title insurance policy or title insurance policies (as applicable) without endorsements or extended coverage issued by Title Company insuring Buyer's title to the Hotels, subject only to the Permitted Exceptions, in a total amount equal to the Purchase Price as allocated among the Properties in accordance with Schedule A-4 attached hereto.

8.2.

"Title Report Objection Date" shall have the meaning assigned thereto in Section "Title Report Objection Notice" shall have the meaning assigned thereto in Section

"Trade Payables' shall have the meaning assigned thereto in subsection 10.1(k).

"UCC" shall mean the Uniform Commercial Code.

"Uniform System of Accounts" shall have the meaning assigned thereto m subsection 2.1(b)(ix).

"WARN Act" shall mean the Worker's Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 210 I, et seq., and/or any similar Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

ARTICLE II

E  AND CLOSrNG

SECTION 2.1.Sale of the Assets.

(a)Sale of Assets. On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets.

(b)Sale of A  set- Re lated Property. The transfer of the Assets to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, subject to subsection 2. l(c), "Asset-Related Property" shall mean all of Seller's right, title and interest in and to the following:

(i)all easements, covenants and other rights appurtenant to the Land and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center I ine thereof;

(ii)all furniture, furnishings, fixtures, rugs, vehicles, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date may be, placed in or attached to the Hotels and are used in connection with the operation of the Hotels (but not including items which are either leased by Seller or Manager or excluded from property being conveyed under this Agreement as provided in subsection 2.l(c)(ii) below) (the "FF&E");

(iii)to the extent they may be transferred under Applicable Law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Hotels as they are presently being operated (the 'Licenses and Permits");

(iv)to the extent assignable, all warranties, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Hotels;

(v)all Operating Agreements; provided, however, if any such Operating Agreement requires consent of the vendor party, Buyer shall use good faith efforts to obtain such consent as of the Closing (in any event, Buyer shall assume all Operating Agreements, even if such consent has not been obtained);

(vi)to extent Buyer desires to assume, all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels and used in the operation of the Hotels which are held by or on behalf of Seller (the "Eguipm nt Leas s"),  together with  all deposits made thereunder; provided, however, if such Equipment Leases require consent of the vendor party, Buyer shall use good faith efforts to obtain such consent as of Closing (in any event, Buyer shall assume all Equipment Leases and provide replacement guarantees to Seller in the event Seller or any Affiliate thereof has therefore executed a guarantee in connection therewith, even if such consent has not been obtained);

(vii)all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotels for dates from and after the Closing Date (the "Bookings"), together with all deposits held by Seller with respect thereto;

(viii)all Assigned Accounts Receivable as set forth in Section 10.3;

(ix)all items included within the definition of "Property and Equipment" under the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition,   as  published   by  the   Hotel  Association   of  New  York  City,   Inc.  (the " Un iform Syste  m  of Account ") and used in the operation of the Hotels (including, without limitation, linen (in no event will linen  be  less than  two and  a half (2  ½) par, china, glassware, tableware, uniforms and similar items, subject to  such  depletion prior to the Closing Date as shall occur in the ordinary course of business) (the "Property and •qu ipment");

(x)all "Inventories" as defined in the Uniform System of Accounts and used in the operation of the Hotels, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotels, or ordered for future use at the Hotels as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the "Inventories");

(xi)all merchandise located at the Hotels and held for sale to guests and customers of the Hotels, or ordered for future sale at the Hotels as of the Cut-Off Time, but not including any such merchandise owned by any tenant at the Hotels or by Manager (" Re  ta il Merchand is e");

(xii)to the extent Seller's rights and interests therein are assignable and subject to any consents required thereunder, all names, tradenames, trademarks, service marks, logos, telephone and fax numbers,  domain  names,  website  names, and other similar proprietary rights and all registrations or  applications  for registration  of  such   rights   used   by  Seller  in  the  operation   of  the  Hotels  (the " Intan gib le  Property"); provided, however, Seller makes no representations or warranties with respect to its rights or interests in such Intangible Property; and

(xiii)to the extent in Seller's possession or control, all surveys, architectural, engineering blueprints, and plans and specifications, if any, related to the Hotels, all current books and records, if any, related to the Hotels, and any goodwill of Seller related to the Hote ls ;  provided, however,  that Seller may retain a copy of all books and records.

(xiv)All assets located off site from the location of the Hotels or in the possession of others, but used solely in connection with the operations of one or all of the Hotels (collectively, the "Remote Assets"). The situs of the Remote Assets and the person or entity in possession or control thereof shall be delivered by Seller to Buyer at the Closing;

(c)Exclud ed Propc11 y. Notwithstanding anything to the contrary in subsections 2.1(a) and (b), the property,  assets,  rights  and  interests  set  forth  in  this subsection 2.1(c) are expressly excluded from the Assets:

(i)Cash. All cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotels;

(ii)Third Party Prop 1'ly.  Any fixtures ,  personal property or equipment owned by (A) the lessor under any Equipment Leases  or  any  Leases,  (B) the supplier or vendor under any other Operating Agreements ,  (C) any Employees,

(D) Manager, (E) Franchisor, (F) the tenant under any Lease or similar agreement, or (G) any guests or customers of the Hotels, incl udin g,  without limitation, those items set forth on Schedule 2.l(c) attached hereto;

(iii)Brand Name  or  L go. Any FF&E, Property and Equipment, Inventories, Retail Merchandise, or Intangible Property bearing the brand name or logo of either Manager or Franchisor;

(iv)Insurance Claims.   Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date (subject to the terms of subsection 9.2(a));

(v)Aclditi  nal Reserved ell er  Assets. Any proprietary or confidential materials (inc lu ding,  without limitation, any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for examp le,  to contributions and distributions prior to the Closing,  any software not used exclusively in the day-to-day operation of the building, the names "Springwood Hospitality", "Springwood" and any derivations thereof, and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter),  trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Hotels or any other real property, insurance policies (subject to Section 9.2), claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of Seller or its direct or indirect partners, members, shareholders or affiliates, all contracts between Seller and any law firm, accounting firm, property manager, leasing agent, broker, engineers, surveyors, environmental consultants and other consultants or appraisers entered into prior to the Closing, organizational documents of any subsidiary of Seller, contracts for construction that is not ongoing as of the Effective Date or the Closing Date, and any intangible property that is not used exclusively in connection with the Assets; and

SECTION 2.2.Purchase Price.

(b)Considerat ion. The consideration for the purchase of the Assets shall be Forty-Six Million Eight Hundred Thousand and no/100 Dollars ($46,800,000.00) (the "Purchase Price"). No later than 12:00 PM (Eastern Standard Time) on the Closing Date, Buyer shall deposit with Escrow Agent, by wire transfer of immediately available funds to such account or accounts that Seller shall designate to Buyer, an amount equal to (A) the Purchase Price (subject to adjustments and credits as described in Article X below), minus (B) the Deposit. In the event that Buyer assumes HIS York South Seller's existing financing on the HIS York South Hotel (the "HIS Y  rk ,  outh Financing") on and after Closing and, in connection therewith, obtains for the benefit of HIS York South Seller a full release of all obligations and liabilities for such HIS York South Financing, then the Purchase Price (as allocated directly to the HIS York South Hotel) shall be reduced by the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00). Seller will provide Buyer the HIS York South Financing loan documents no later than five (5) Business Days following the Effective Date.

(c)No Adjustment. No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(d)Purchase Price Allocation. Seller and Buyer agree that the Purchase  Price shall be allocated among the Assets as set forth on Schedule  A-4 attached  hereto  (in  connection with an individual Asset, an "Asset Allocation", or, collectively, the "Asset Allocations"). Buyer shall, within IO days after the Effective Date, prepare and deliver to Seller for its review  and comment a schedule allocating the applicable portion of the Purchase Price (as determined by the Asset Allocations) among the applicable Asset (each schedule, an "Individual Allocation", or collectively, the "Individual Allocations"), and Buyer and Seller shall endeavor in  good  faith  to reach an agreement on  the  Individual Allocations  prior to the Closing  for federal,  state and  local tax purposes in accordance with Section I  060 of the Code. Seller shall review such Individual Allocations and provide any objections to Buyer within IO days after the receipt thereof. If Seller raises any objection to the Individual Allocations, the parties hereto will negotiate in good faith to resolve such objection(s). Upon reaching an agreement on the Individual Allocation(s), Buyer and Seller shall (i) cooperate in the filing of any  forms  (including  Form  8594  under  Section  1060 of the Code, but excluding any declaration of goodwill as defined under  Section  I  060  of the Code) with respect to the Individual Allocation(s) as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to  any  adjustment  to  the  Purchase  Price and (ii) shall file all federal, state and local tax returns and related tax documents  consistent  with  such Individual Allocation(s), as the same may be adjusted pursuant to Section 10. I  or any other provisions of this Agreement. Notwithstanding the  foregoing,  if,  after  negotiating  in  good  faith, the parties hereto are unable to agree on a mutually satisfactory Individual Allocation(s), each of

Buyer and Seller shall use its own allocation(s) for purposes of this subsection 2.2(c); provided that, for purposes of determining any documentary stamp tax or other tax (as applicable) to be paid with respect to the Deed(s), such allocation(s) shall be determined by Seller in its sole but reasonable discretion.

SECTION 2.3.Deposit. Two (2) Business Days following the date hereof, Buyer shall deposit with Title Company, as escrow agent (in such capacity, "Escrow Agent"), Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) (such cash deposit, together with all accrued interest thereon, shall be referred to as the "Initial Deposit") in immediately available funds by wire to such account as Escrow Agent shall designate to Buyer. If this Agreement is not terminated pursuant to Sections 7. l(a) and/or 8.2, then Buyer shall deposit with the Escrow Agent on the first ( l51    Business Day following the expiration of the Due Diligence Period an additional Seven Hundred Fifty Thousand and no/I 00 Dollars ($750,000.00) (such cash deposit, together with all accrued interest thereon, shall be referred to as the " Additiona  l  Deposit") in the form of a cashier's check or wire transfer in immediately available funds. If such Additional Deposit is not timely deposited, the same shall constitute a material default hereunder and Seller may terminate this Agreement, but only after one (1) Business Day following written notice from either the Escrow Agent or Seller to Buyer (e-mail to suffice) of such failure, in which event the Initial Deposit, and all interest accrued thereon, shall be immediately delivered to Seller as liquidated damages in accordance with Section 7.1(c), and the obligations of the parties hereunder shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). The Initial Deposit and, if delivered, the Additional Deposit(s) (as defined below), together with all accrued interest thereon, shall be referred to collectively herein as the "Deposit". Upon delivery by Buyer to Escrow Agent, the Deposit will be deposited by Escrow Agent in an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 14.5. All interest earned on the Deposit so invested by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with subsection 2.2(a). The Deposit will be held in escrow, and applied to the HIS York South Hotel closing, to secure Buyer's performance under this Agreement.

SECTION 2.4.The Closing.

(a)Closing Date. The closing of the sale and purchase of the Assets or an individual Asset (as the context may require, a "Closing" or the "Closings") must take place in the following sequence: (I) first, the FIS Hershey Hotel; (2) second, the H2S York Hotel; and (3) third, the HIS York South Hotel. Buyer shall provide Seller written notice of Buyer's intent to close on the individual Hotels no later than ten (I 0) days prior to each intended Closing date (each a "Closing Date Notice") but in no event will the Closing of the HIS York South Hotel occur after March 10, 2020. Unless this Agreement is earlier terminated as expressly set forth herein, Buyer and Seller acknowledge and agree on the following: (a) the FIS Hershey Hotel Closing shall occur between January 15, 2020 and February 19, 2020; (b) the H2S York Hotel Closing shall occur between February 15, 2020 and March I  0, 2020; and (c) the HIS York Hotel Closing shall occur between February 15, 2020 and March 10, 2020.

(b)Closing Time. The Closing shall be held on the Closing Date at l :00 P.M.

(Eastern Standard Time) by "New York Style Closing" through Escrow Agent.

(c)Closing  Mecbanics. Notwithstanding any other provision herein to the contrary, there shall be no requirement that Seller or Buyer physically attend the Closing. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

ARTICLE III

SECTION 3.1.Gene ra l    S eller   Representations and   Warranties.Each Seller represents and warrants to Buyer as to itself as follows:

(a)Formation; Existence. With respect to HIS York South Seller and H2S York Seller, each is a limited liability company, duly organized, validly existing and in good standing under thaws of the Commonwealth of Pennsylvania, and, with respect to FIS Hershey Seller, it is a limited partnership, duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b)Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby, except for any consent or approval required in connection with the transfer of the Operating Agreements and the Equipment Leases.

(d)No Conflicts.  The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Assets, will not

(i)conflict with or result in any violation of its organizational documents, or (ii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)Foreign Person. It is not a "foreign person" as defined in Section 1445 of the Code and the regulations issued thereunder.

SECTION 3.2.Representations and Wa rrant ies of Seller as to the Assets. Each Seller hereby represents and warrants  to Buyer  as follows with  respect  to the  portion of the Assets it owns:

(a)Operating Agreeme  nts. To Seller's Knowledge, all material Operating Agreements and Equipment Leases (and any amendments or modification thereof) affecting the Hotels are set forth on Schedule 3.2(a) and 3.2(b). respectively, attached hereto and  the same have not been modified or amended, except as shown in such documents. To Seller's Know le dge,  Seller has delivered or made available, or promptly following the date hereof shall deliver or  make available, to Buyer true and complete copies of all such written Operating Agreements  and Equipment Leases in its possession.

(b)Employees. Seller does not have any employees. All Employees of the Hotels are employees of Manager.

(c)Leases. To Seller's Knowledge, Schedule 3.2(c) sets forth a correct and complete list of the material leases for the Hotels as of the date hereof (the "  Leases"). Except as set forth in Schedule 3.2(c). as of the date hereof, to Seller '  s Knowledge, (i) all such Leases are in full force and effect, and (ii) Seller has not given or received any written notice of any material breach or default under any of the Leases that has not been cured.

(d)Condemnation. As of the date hereof, Seller has not received written notice of any condemnation or similar proceedings affecting the Assets, and to Seller's Knowledge, no such action is threatened.

(e)Litigation.  To  Seller's  Knowledge  and  except  as  disclosed  in Schedule 3.2(e) attached hereto, as of the date hereof, (i) there are no actions, suits or proceedings filed and pending against or affecting the Assets in any court (including bankruptcy) or before or by an arbitration tribunal or regulatory commission, department or agency which are not covered by insurance and which would materially and adversely affect the ability of Seller to perform its obligations hereunder, and (ii) no such actions,  suits or proceedings has been threatened against Seller in writing.

(f)Env ironm nt al  Matter . To Seller's Knowledge, Seller has not received any written notice from any governmental or regulatory authority of any violation of applicable Environmental   Laws ,  which   has  not   been   corrected.    For  the  purposes  of  this  section, " Env ironmental  Laws" means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials.

(g)Anti- Te r ro  ris  m Laws.

(i)None of Seller or, to Seller's Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No.  13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit,

Threaten to Commit, or Support Terrorism)  (the "Executi  e  Order")  (collectively, the "Anti-Money Laund rin g and Anti -Te rror is m Laws").

(ii)None of Seller or, to Seller's Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)None of Seller or, to Seller's Knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Hotels (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti Terrorism Laws.

(iv)Seller understands and acknowledges that Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Buyer, for the purpose of: (A) carrying out due diligence as may be required by Applicable Law to establish Seller's identity and source of funds;

(B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Seller.

(v)Neither Seller, nor, to Seller's Knowledge, (A) any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List (as hereinafter defined), and (B) the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section l 956(c)(7)).

(h)Seller shall provide Buyer with financial statements concerning the Hotels as of the most recent fiscal year ending (together with any subsequently prepared financial statements supplied by Seller to Buyer (collectively, the "Financial Statements")). The Financial Statements provided to Buyer shall be prepared in accordance with generally accepted accounting principles and as maintained by Seller in the ordinary course of Seller's business.

(i)Seller represents and warrants that the information provided by Seller or its third party advisors (by way of example not by way of limitation its broker, advisor, or accountant) is unedited and without redaction, whether delivered directly by Seller to Buyer, or as the same may be compiled by Seller's third party advisors for delivery to Buyer.

G) The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing complete reliance on them.

SECTION 3.3.

Wa  rranti s  of Seller.

Amendm ent to  Schedu les and Lim itations on Representations and

(a)Amendm nts to Schedu les . Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing by providing a written copy of such amendment or supplement to Buyer. Notwithstanding the foregoing, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and, except as provided in the  parenthetical set forth in clause (iii) below, Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any amendment or supplement described in this subsection 3.3(a) or any document executed by Seller in connection with this Agreement (including, for this purpose, any matter that would have constituted a breach of Seller's representations and warranties had they been made on the Closing Date) if the failure or breach in question constitutes or results from a condition, facts or other matter (i) that was known to Buyer (i.e., within Buyer's Knowledge) prior to the expiration of the Due Diligence Period (or is reflected by the Asset File), (ii) that was within Buyer's Knowledge (or is reflected by the Asset File) prior to Closing and Buyer proceeds with the Closing or (iii) that was not within Se ller '  s Knowledge as of the Effective Date (provided, however, and notwithstanding Seller's lack or liability and Buyer's waiver of any claim for condition, fact or other matter referenced in this Section 3.3(a)(iii), nothing referenced in this Section 3.3(a)(iii) shall prevent the failure of Buyer's conditions to closing as provided in Section 5.2 if the condition, fact or other matter referenced in this Section 3.3(a)(iii) would materially and adversely impact the ownership or value of the Assets).

(b)Limit ation on Represe ntations  and Warranties of Selle  r. Notwithstanding anything in this Agreement to the contrary, if the representations and warranties relating to the Leases, the Equipment Leases and the Operating Agreements set forth in Section 3.2 and the status of the contract parties thereunder contained herein were true and correct as of the date of this Agreement, only a material change in circumstances or status of the contract parties occurring after the expiration of the Due Diligence Period shall permit Buyer to terminate this Agreement or constitute grounds for Buyer's failure to close.

SECTION 3.4.Covena  nts of Sell er  Pr ior  to Closing. From the date hereof until the Closing or earlier termination of this Agreement ,  Seller or Seller's agents shall:

(a)Insurance. Keep the Hotels insured against fire and other hazards in such amounts and under such terms as Seller deems advisable consistent with past practices.

(b)Conduct of  Business. Maintenance and Operation of Ass ets. Continue to carry on the business and maintain the Hotels substantially in the same manner as currently conducted and maintained including, but not limited to, payment of all occupancy taxes (and other hotel/motel taxes and fees).

(c)New Operatin g  Agreements . Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or de layed, _  Sci lcr will not enter into any third party contracts, or renew, amend or supplement any third party contracts; provided, however, Seller may enter into or renew any third party contracts, or amend or supplement any third party contracts, without Buyer's consent, if (i) such contract is entered into (or renewed, amended, or supplemented, as the case may be) in the course of customary operation of the Hote ls ,  or is necessary as a result of an emergency at the Hotels, or (ii) is terminable on thirty (30) days or less notice, without penalty. If Seller enters into or renews any third party contracts, or amends or supplements any third party contracts after the date of this Agreement ,  then Seller shall promptly provide written notice and a copy thereof to Buyer and unless the same required Buyer's approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume such contract at the Closing and the schedule of contracts attached to the Assignment of Contracts and Leases shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new contract, or a renewal, amendment or supplement to an existing contract, requires Buyer's approval or Seller otherwise requests Buyer's approval and Buyer does not object within two days after receipt of a copy of such contract, then Buyer shall be deemed to have approved such contract.

(d)Post Effective Date  Monetary Liens  and Enc  umb rances. Without the prior written consent of Buyer, Seller covenants after the Effective Date and before Closing, Seller shall not willingly create any new monetary liens or encumbrances over all or any part of the Hotels or any interest thereon,  without the prior written consent of Buyer, and, as of Closing, no new monetary liens or encumbrances shall have arisen against the Property.

SECTION 3.5.Cove  nant s  of elle  r  Fo llo  wing the Closin g. Seller covenants it will assist Buyer for Buyer's third-party auditors  (Deloitte)  to  collect  necessary  information  as described on Schedule 3.5 subsequent to Closing and for a period not  to exceed  two (2) calendar years following the Closing of the applicable Hotel.

ARTICLE IV

REPR S ENT ATTO S, WARR ANT IES AND COVENANT S  OF  BUY R

SECTION 4.1 .Repre entation and Warr anti es of Buy  r. Buyer hereby represents and warrants to Seller as follows:

(a)Form atio  n  and xiste nce. It is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)Po  wer and Auth o  rit y.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement ,  the purchase of the Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, wi11 not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ,judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(d)Anti-Money Laundering and Anti-Terrorism Laws.

(i)Neither Buyer nor, to Buyer's Knowledge, its direct or indirect owners, principals, employees or affiliates, is in violation of, has been charged with or is under indictment for the violation of, or has pied guilty to or been found guilty of the violation of, any Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of Buyer or, to Buyer's Knowledge, its direct or indirect owners, principals, employees or affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List (as hereinafter defined), and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any of the Anti-Money Laundering and Anti-Terrorism Laws or any other applicable anti-money laundering or anti-bribery Applicable Laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section l 956(c)(7)).

(iv)Buyer is not engaging in the transactions contemplated hereunder, directly or indirectly, in violation of any Applicable Laws  relating  to  drug trafficking, money laundering or predicate crimes to money laundering or drug trafficking. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or  indirect  equity owners in Buyer is prohibited by Applicable Laws or that the transactions contemplated hereunder or this Agreement is or will be in violation of Applicable Laws .  Buyer has implemented and will continue to implement proced ures,  and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties  remain  true and  correct  at all times  prior to and at the Closing.

(e)Franchise Agree ment  Represe ntations. Buyer (i) has received and reviewed a copy of the Franchise Disclosure Document as of the Effective Date, (ii) is not a "Competitor" (as defined in the Franchise Agreement) ,  (iii) is not a Sanctioned Person (as defined in the Franchise Agreement), (iv) is capable of operating the Hotel pursuant to the "Standards" (as defined in the Franchise Agreement) and (v) meets Franchisor's current business requirements for new franchisees.

SECTION 4.2.Covenant of Bu  ye r Prior to  lo  i ng. Buyer shall use all commercially reasonable, diligent, and good faith efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Licenses and Permits or issuance of new licenses and permits, as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller) to cooperate with Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to Buyer.  Notwithstanding anything to the contrary in this Section 4.2, Buyer shall not post any notices at the Hotels or pub) ish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits without the prior written consent of Seller, which consent may not be unreasonably withheld. It shall not be a condition to the Closing hereunder that Buyer has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits.

SECTION 4.3.Employee Matters. Buyer acknowledges that the Employees are currently employed by Manager or their Affiliates, and that the parties intend that there will be a continuity of employment with respect to the Employees on and after the Closing Date pursuant to employment agreements between Manager and the Employees. Upon the applicable Closing for each Asset ,  Buyer and Manager agree to release, indemnify, and hold harmless the applicable Seller from any and all obligations, claims, suits, damages, expenses,  actions, demands, losses, liabilities claimed by an Employee occurring on and after such Closing Date. Buyer shall offer (or caused to be offered) employment to at least the minimum number of terminated Employees as shall be necessary in order to comply with the WARN Act, and further Buyer shall indemnify the Seller and its Affiliates from and against Losses incurred under the WARN Act with respect to the Employees. The provisions of this Section 4.3 shall survive the Closing without limitation.

SECTION 4.4.Bookings. Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period on or after the Closing Date.  The provisions of this Section 4.4 shall survive the Closing without limitation.

SECTION 4.5.Franchise Agree m n ts. Buyer shall enter into new franchise agreements with the respective Franchisors with respect to each of the Assets ,  effective as of the Closing and on Franchisor's then standard terms and conditions (collectively,  the  "Replacement Franc  hise Agree me  nt"). The parties acknowledge that the transfer of the franchise rights granted under the Franchise Agreement to Buyer is subject to the prior written consent of the Franchisor under the respective Franchise Agreement(s). Buyer shall within three (3) Business Days of the Effective Date download or otherwise obtain the application from the Franchisor to enter into a Replacement Franchise Agreement and shall thereafter proceed in good faith to obtain the consent of the Franchisor to the transfer of such franchise rights to Buyer and the execution of a Replacement Franchise Agreement. Accordingly, Buyer shall promptly submit to Franchisor a complete application to become a franchisee of the Franchisor's franchise system accompanied by payment of the then-prevailing application fee. As part of the application process, Buyer shall provide any and all information and documentation that the Franchisor requires, including, without limitation, financial statements, organizational documents, background information regarding the owners of Buyer and other documentation supporting its application. Without limiting the foregoing, Buyer shall use best efforts to obtain the consent of the Franchisor to the transfer of the franchise rights and issuance by Franchisor of a Replacement Franchise Agreement, which may entail promptly responding to requests from the Franchisor and otherwise promptly complying with all obligations of a transferee under the Franchise Agreement. Seller agrees to reasonably cooperate, at no cost to Seller, with Buyer and Franchisor in such process. Buyer shall have until the expiration of the Due Diligence Period to obtain a satisfactory PIP and confirm the same in writing to Seller. Buyer's failure to obtain a satisfactory PIP prior to the expiration of the Due Diligence Period shall result in an automatic termination of this Agreement whereupon the Escrow Agent shall return to Buyer the Initial Deposit and shall disburse to Seller the Independent Consideration. Buyer's written confirmation to Seller that the PIP is satisfactory shall be a covenant by Buyer to accept and be bound by such PIP, and to complete such PIP within the time periods set forth in such PIP. In connection with the transfer of the franchise rights, (i) Buyer shall execute any and all documentation required by Franchisor and, if required by Franchisor, shall cause a guaranty from a guarantor satisfactory to Franchisor to be delivered to Franchisor in such form as Franchisor may require, and (ii) Buyer shall pay any and all fees and charges associated therewith (including, without limitation, any transfer fee mandated under the Franchise Agreement). Buyer shall provide to Seller, no later than the expiration of the Due Diligence Period, written confirmation that the PIP is satisfactory and written confirmation of the Franchisor's consent to the Replacement Franchise Agreement. Buyer's failure to provide Seller written confirmation of Franchisor's consent to the Replacement Franchise Agreement prior to the expiration of the Due Diligence Period shall result in an automatic termination of this Agreement whereupon the Escrow Agent shall return to Buyer the Initial Deposit and shall disburse to Seller the Independent Consideration. Buyer's execution of a Replacement Franchise Agreement with Franchisor shall not be a condition to Buyer's obligation to close the transactions contemplated by this Agreement and failure of Buyer to execute a Replacement Franchise Agreement shall constitute a material default by Buyer hereunder and shall not entitle Buyer to a refund of the Deposit.

SECTION 4.6.Financing omrnilment. Buyer shall timely apply to a lender and thereafter use commercially reasonable and good faith efforts for financing the acquisition of the Assets, to be obtained at Buyer's sole cost and expense. No later than the expiration of the Due Diligence Period, Buyer shall provide to Seller an executed Financing Commitment or written notice that Buyer was unable to secure the same, whereupon said written notice shall act as a termination of this Agreement and the Escrow Agent shall return to Buyer the Deposit and shall disburse to Seller the Independent Consideration. Notwithstanding the immediately foregoing sentence to the contrary, Buyer's obtaining any acquisition financing for the Assets at Closing shall not be a condition to Buyer's obligation to close the transactions contemplated by this Agreement and failure of Buyer to obtain such acquisition financing shal I not entitle Buyer to a refund of the Deposit.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1.conditions  Precedent to Seller  s  Obligat ions . The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a)Repres entat ions and Warr a  nties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b)Obli gations and ovena rlt s . Buyer shall have performed or complied in all material respects with each obligation  and  covenant  required  by this Agreement  to  be performed or complied with by Buyer on or before the Closing.

(c)No Prohibition on Transfe r. No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby.

(d)Buyer  Delive  rable  .     Seller  shall   have   received   all  of  the  documents required to be delivered by Buyer under Section 6.1.

(e)Purchase Price. Seller shall have received the Purchase Price in accordance with subsection 2.2(a) and all other amounts due to Seller from Buyer hereunder.

(f)Re  l  as of Seller. Manager and the respective Franchisor(s) shall have committed, in a writing acceptable to Seller in its sole and absolute discretion, subject to the consummation of the Closing, to release Seller of all obligations and liabilities under the respective Existing Management Agreements and Franchise Agreements. If Buyer has not entered into a Replacement Franchise Agreement with Franchisor and/or Seller has not been released in full by Franchisor from any obligations under the applicable Franchise Agreement(s)  pertaining  to  the period on or after the Closing, the same shall constitute a material default by Buyer hereunder and Seller may terminate this Agreement, in which event the Deposit, and all interest accrued thereon, shall be immediately delivered to Seller as liquidated damages in accordance with Section 1 2.1.

(g)1ntentio  nally  Om itt  d.

(h)As  tuned Obligations. Buyer shall have assumed the Assumed Obligations for each of the Assets. Buyer hereby releases Seller and its Affiliates from any and all claims, losses, damages, liabilities, costs and expenses which Buyer has or may have in relation to the

Assumed Obligations, and Buyer shall indemnify and hold Seller harmless from an against any loss, cost,  damage ,  cla i m,  or expense arising out of or in connection with Buyer's failure to perform the Assumed Obligations from and after the Closing Date.

SECTION 5.2.Cond it ions to Buyer  Obli gat ions. The obligation of Buyer to purchase and pay for the Assets is subject to the satisfaction  (or waiver  by Buyer) as of the Closing of the following conditions:

(a)Re  presenta tions and Warrantie s. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific dat e, in which case it shall be true and correct in al I material respects as of such date), except and to the extent of any inaccuracies or changes to the representations and warranties made by Seller pursuant to changes to schedule under Section 3.3(a) or otherwise constitutes or results from a condition, facts or other matter (i) that was known to Buyer (i.e.,  within Buyer's Knowledge) prior to the expiration of the Due Diligence Period (or is reflected by the Asset File), (ii) that was within Buyer'  s Knowledge (or is reflected by the Asset File) prior to Closing and Buyer proceeds with the Closing or (iii) that was not within Seller's Knowledge as of the Effective Date, unless and to the extent an amendment pursuant to Section 3.3(a)(iii) or such condition, fact or other matter that was not within Seller's Knowledge as of the Effective Date under clause (iii) immediately above shall materially and adversely impact the ownership or value of the Assets.

(b)Obli gat ions a nd    o venan  ts.  Seller shall  have performed  or complied  in all material respects with  each  obligation  and  covenant  required  by this Agreement  to be performed or complied with by Seller on or before the Closing.

(c)No Prohibiti on on  T  ran sfe r.  No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby.

(d)D  live ry of Title. Title to the Hotels shall be delivered to Buyer in the manner required under Section 8.3.

(e)Seller Deliverables. Buyer shall have received all of the documents required to be delivered by Seller under Section 6.2.

SECTION 5.3.Waiver of Conditi ons  Precedent. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

SECTION 5.4.Frust rati n of Clos ing Cond it  ions. Neither Seller nor Buyer may rely on the failure of a closing condition set forth in Sections 5.1  or 5.2  if such  failure  was caused by such Party's failure to act in  good  faith  or to  use  its commercially  reasonable  efforts to cause the Closing to occur.

ARTlCLE VI

CLOSING DELIVERIES

SECTION 6.1.Buyer Closing Deliveries.

Buyer shall deliver the following documents at Closing:

(a)with respect to each individual Asset:

(i)an assignment and assumption of the Operating Agreements, the Equipment Leases, Bookings, and Leases (an "Assignment of ont racts  and Leases") duly executed by Buyer in substantially the form of Exhibit A attached hereto;

(ii)a general assignment and assumption of the Licenses and Permits and Intangible Property in the form of Exhibit D attached hereto (the "Assignment of Intangibles"), duly executed by Buyer;

(iii)such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transactions described in this Agreement; and

(iv)such documentation as any Governmental Authority reasonably requires to be executed by Buyer in connection with the Assumed Obligations.

(b)with respect to the transactions contemplated hereunder:

(i)all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer  taxes that are payable or arise as a result of the consummation  of  the transactions contemplated by this Agreement, in each case, as prepared by Seller and duly executed by Buyer; and

(ii)a closing statement for each individual Asset and a combined closing statement for the Assets prepared and approved by Seller and Buyer, consistent with the terms of this Agreement.

SECTION 6.2.Seller Closin g Del.iver ies.

Seller shall deliver the following documents at Closing:

(a)with respect to each individual Asset:

(i)a special warranty deed for each of the Hotels duly executed by the applicable Seller in form substantially similar to the form set forth on Exhibits B attached hereto (collectively, the "Deed");

(ii)a bill of sale (the "Bill of Sale") duly executed by Seller in substantially the form of Exhibit C attached hereto, transferring the FF&E, supplies, Inventories, and Accounts Receivable to Buyer;

(iii)the Assignment of Contracts and Leases duly executed by Seller, together with copies, and if available, originals of all contracts and agreements assigned thereby;

(iv)the Assignment oflntangibles, duly executed by Seller;

(v)all keys and keycards in Seller's possession, security and access codes to the Hotels;

(vi)an affidavit that Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended,  in substantially the form of Exhibit F attached hereto;

(vii)title to the vehicles owned by Seller and used at each of the Hotels, if any; and

(viii)such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transactions described in this Agreement.

(b)with respect to the transactions contemplated hereunder:

(i)all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by Seller, as applicable; and

(ii)a closing statement for each individual Asset and a combined closing statement for the Assets prepared and approved by Seller and Buyer,  consistent with the terms of this Agreement.

(iii)duly executed non-competition, non-solicitation agreement for 5 years with a radius of 5 miles.

ARTICLE VII

INSPECTIONS AND RELEASE

SECTION 7.1.Right  of Jn s  pection.

(a)Inspections. Commencing on the Effective Date and continuing until 5:00

P.M. (Eastern Standard Time) on the last Wednesday before the date that is forty-five (45) days after the Effective  Date (the " Due  Dil igence  Period")  (time  being of the essence),  Buyer and  its agents shall have the right, upon reasonable prior written e-mail notice to Justin Shelton at jshelton@gospringwood.com conspicuously entitled in such e-mail subject heading "REQUEST FOR INSPECTION" (and which shall in any event be at least 48 hours in advance) and at Buyer's sole cost, risk and expense, to inspect the Hotels during normal business hours on Business Days, provided that any such inspection shall not unreasonably impede the normal day-to-day business operation of the Hotels, and provided further that Seller shall be entitled to accompany Buyer and its agents on such inspection. Notwithstanding the foregoing, Buyer shall not have the right to interview or otherwise communicate with the Employees, any guests or licensees of the Hotels or other users or occupants of the Hotels without the prior written consent of Seller (which may be granted or denied in Seller's sole discretion), to interview or communicate with any Governmental Authority with respect to the Hotels without the prior written consent of Seller (which may be granted or denied in Seller's sole discretion), or to do any invasive testing of the Hotels without the prior written consent of Seller (which may be granted or denied in Seller's sole and absolute discretion). Prior to the expiration of the Due Diligence Period, however, Buyer shall have the right to interview the General Manager and Director of Sales upon Buyer's written request to Justin Shelton at least two (2) Business Days prior to such interview, and Buyer acknowledges and agrees that Seller may have an agent or representative present at such interview. A representative of Seller shall be entitled to accompany Buyer and its agents on any such permitted interviews, communications and testing. Buyer's right of inspection of the Hotels shall be subject to the rights of the guests of the Hotels and the rights of Manager under the applicable Existing Management Agreement. Prior to any such inspection, Buyer shall deliver to Seller copies of certificates of insurance reasonably satisfactory to Seller evidencing commercial general liability insurance policies (naming Seller, each such applicable Manager, and such other affiliated parties as Seller may reasonably designate, as an additional insured) which shall be maintained by Buyer and all third parties engaged by Buyer with access to the Hotels ("Buyer's Vendors") in connection with Buyer's or any Buyer's Vendor's investigations upon the Hotels, with limits, coverages and insurers under such policies reasonably satisfactory to Seller.  Seller hereby agrees that limits of $  1,000,000 per occurrence/$2,000,000 in the aggregate for property damage, bodily or personal injury or death shall be acceptable to Seller. In addition, Buyer and each of Buyer's Vendors shall carry the following: (i) excess (umbrella) liability insurance with limits of not less than $2,000,000 per occurrence; (ii) comprehensive automobile liability insurance with a $1,000,000 combined single limit; (iii) employer's liability insurance with a limit of $1,000,000 per occurrence; and (iv) worker's compensation insurance in compliance with applicable statutory requirements. Buyer hereby indemnifies and agrees to defend and hold Seller and the Seller-Related Entities harmless from and against all loss, cost (including, without limitation, reasonable attorneys' fees), claim or damage arising out of, resulting from, relating to or in connection with or from any such inspection by Buyer or its agents, except to the extent such claim or damage was caused solely by the gross negligence or willful misconduct of Seller or Seller's agents. Seller shall have the right (but not the obligation) to cure any of Buyer's and/or Buyer's agents violations of this Section  7.1. If, on or before the expiration of the Due Oil igence Period, Buyer shall determine in its sole discretion that it is satisfied with the Assets, then Buyer shall promptly (but in all events prior to the expiration of the Due Diligence Period), time being of the essence, notify Seller of such determination in writing ("Satisfaction Notice"), and if no Satisfaction Notice is provided, then this Agreement, and the obligations of the parties hereunder, shall terminate, and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement.   In such event, the Deposit shall  be released  to Buyer by Escrow

Agent. To the extent in Seller's possession or reasonable control, Seller shall deliver to Buyer the due diligence items (the " Due  Dili gen  e  Ttems"),  as more particularly described on Schedule 7. l(a) attached hereto within five (5) Business Days of the Effective Date. The  provisions  of  this subsection 7.1(a) shall survive the termination of this Agreement or the Closing without limitation.

(b)ins  pection  of Books  and Rec rds. Subject to the  provisions  of  subsection 7.1(a), during the Due Diligence Period, Buyer may review at the Hotels, to the extent that such items are existing and in Seller's possession or control, the current books and records concerning the Hotels, certificates of occupancy, as built plans and specifications, surveys, rent rolls,  tax statements, inventory lists ,  service and maintenance agreements ,  and other instruments, documents and agreements reasonably requested by Buyer to investigate the Hotels, excluding proprietary documents and information, documents and information which are subject to confidentiality agreements which do not permit their disclosure to Buyer, and documents and information subject to the attorney client privilege.

(c)Buyer Remed ies. The failure of Buyer to receive any document or item pursuant to this Section 7. I shall not extend the Due Diligence Period, and Buyer's sole remedy with respect thereto shall be to terminate this Agreement pursuant to subsection 7.1 (a) prior to the expiration of the Due Diligence Period.

SECTION 7.2.Examination and No Contingencies.

(a)Examination. Buyer will be making such examination of the Assets and all other matters affecting or relating to the transactions contemplated hereunder as Buyer has deemed necessary. In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller or any Affiliate, member or manager of Seller, or any officer, director, member, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent Seller with respect to the Assets, the Condition of the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. Buyer acknowledges and agrees that, except as expressly set forth herein, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Assets or the Condition of the Assets. BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS ,  WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER ,  WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty,  representat ion,  agreement,  statement or expression of opinion of or with respect to the Condition of the Assets or any aspect thereof, including, without li mitat ion,  (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Assets or by operation of law and (iii) all other statutory, express or implied representations or warranties by Seller whatsoever. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement. The provisions of this Section 7.2 shall survive the Closing without limitation and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

(b)ondit ion   of the  Assets.For  purposes  of  this  Agreement,  the  term "C nditio n of the Assets" means the following matters:

(i)Phys ica l  ondition  of the Hotels.  The quality, nature and adequacy of the physical condition of the Hotels, including, without limitation,  the quality of the design, labor and materials used to construct the improvements included in the Hotels; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Hotels, the location of the Hotels in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; the presence of any bedbugs, rodents, or other pests; and the presence  of any  asbestos  or other  Hazardous  Materials,  dangerous, or toxic substance, material or waste in, on, under or about the Hotels and the improvements located thereon. "Hazardous Material "means (A) those substances included within the definitions of any one or more of the terms "hazardous substances," "toxic pollutants", "hazardous materials", "toxic substances", and "hazardous waste" in the Comprehensive Environmental Response,  Compensation and Liability Act, 42 U.S.C. § 960 I et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C.  Section  6901  et  seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601  et  seq., 33  U.S.C.  § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations  and  publications  issued under any such laws, (B) petroleum, radon gas, lead  based  paint,  asbestos  or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Hotels or other matters governed  by  any  applicable federal, state or local law or statute.

(ii)Adequacy of the A  s  ts. The economic feasibility, cash flow and expenses of the Assets, and habitability, merchantability, fitness, suitability and adequacy of the Hotels for any particular use or purpose.

(iii)Legal C mp l  iance of the A ets.  The  compliance  or  non- compliance of Seller or the operation of the Hotels or any part thereof in accordance with, and the contents of, (A) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with  any  Governmental Authorities asserting jurisdiction over the Hotels, including, without limitation, those relating to zoning, land use, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Hotels that would cause state or federal agencies to order a cleanup of the Hotels under any applicable legal requirements and (B) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Hotels.

(iv)Matters Disclosed in the Sch•du les and the Asset Fi le. Those matters referred to in this Agreement and the documents listed on the schedules attached hereto and the matters disclosed in the Asset File.

(v)Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Hotels.

(vi)ondiLion of Tit le. The condition of title to the Hotels, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, land use, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Hotels; and standby fees, taxes, bonds and assessments.

SECTION 7.3.Release. Buyer hereby agrees that unless Seller has committed Actual Fraud (as hereinafter defined), Seller, and each of its partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, Affiliates and related entities, heirs, successors, and assigns (collectively, including Seller, the "Releasees") shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonable attorneys' fees, consultants' fees and costs and experts' fees (collectively, the "Claims") with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Assets or the Hotels including, without limitation, the physical, environmental and structural condition of the Hotels or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Hotels regardless of when such Hazardous Materials were first introduced in, on or about the Hotels, (b) any patent or latent defects or deficiencies with respect to the Hotels, (c) any and all matters related to the Hotels or any portion thereof (including without limitation, the condition and/or operation (subject to any representations or warranties made in respect to operations) of the Hotels and each part thereof), and (d) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Hotels regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Hotels, including, in each instance referenced in (a) through (c) above, any claims arising in whole or in part as a  result of the negligence or strict liability of any Releasee; provided, however, that in no event shall Releasees be released from (i) any Claims arising pursuant to the provisions of this Agreement or Seller's obligations, if any, under the Closing Documents or (ii) any Claims arising from any fraudulent acts committed by Seller to Buyer in connection with the transactions contemplated by this Agreement. Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a  private right of action under the federal Superfund laws, 42 U.S.C. Sections 960 I et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and all similar provisions or rules of law. In this connection and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters not known to it may have given or may he1•eafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit the Releasees from any such unknown, unanticipated or unsuspected Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder. The term "Actual Fraud" as used in this paragraph shall mean that Selle1• has intentionally misrepresented material facts with respect to the Hotels for the purpose of deceiving Buyer, as determined by a final, non-appealable judgement by a court of competent jurisdiction. Without limiting the generality of the foregoing, the sale of the Assets shall be subject to all waivers of warranty and releases set forth in the Deed. Seller has given Buyer material concessions regarding this transaction in ex.change for Buyer agreeing to the provisions of this Section 7.3. Seller and Buyer have each initialed this Section 7.3 lo futther indicate their awareness and acceptance of each and cv.ery provision hereof. The provisions of this Section 7.3 shall survive the Closing without limitation and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

BUYER'S INITIALS:

SECTION 7.4.DISCLAIMER. ANY INFORMATJON PROVIDED OR TO BE PROVJDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER'S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EX PRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISAL,

asbestos and asbestos containing materials were first introduced in, on or about the Hotels, including, in each instance referenced in (a) through (c) above, any claims arising in whole or in part as a result of the negligence or strict liability of any Releasee; provided, however, that in no event shall Releasees be released from (i) any Claims arising pursuant to the provisions of this Agreement or Seller's obligations, if any, under the Closing Documents or (ii) any Claims arising from any fraudulent acts committed by Se11er to Buyer in connection with the transactions contemplated by this Agreement. Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or eqwty, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and all similar provisions or rules of law. In this connection and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters not known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit the Releasees from any such unknown, unanticipated or unsuspected Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance hereunder. The term "Actual Fraud" as used in this paragraph shall mean that Seller has intentionally misrepresented material facts with respect to the Hotels for the purpose of deceiving Buyer, as determined by a final, non-appealable judgement by a court of competent jurisdiction. Without limiting the generality of the foregoing, the sale of the Assets shall be subject to all waivers of warranty and releases set forth in the Deed. Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 7.3. Seller and Buyer have each initialed this Section 7.3 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 7,3 shall survive the Closing without limitation and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

SELLER'S INITIALS:

SECTION 7.4.DISCLAIMER. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER'S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARJETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERJFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISAL,

ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER'S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSJNG DOCUMENTS.

BUYER'S INITIALS:

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1.Title Insurance and Survey. The Hotels shall be sold and are to be conveyed, and Buyer agrees to purchase the Hotels, subject to the Permitted Exceptions.

SECTION 8.2.Title Commitment und Survey.  Promptly after the Effective Date, Buyer shall order from the Title Company a Title Commitment. Prior to the Title Report Objection Date, Buyer shall also have the right to obtain from a surveyor registered in the Commonwealth of Pennsylvania an ALTA/NSPS as-built survey(s) of the Asset(s) (individually or collectively, as the context shall require, the "Survey"). Buyer is solely responsible for obtaining any updated title commitments, surveys, or any other title related matters Buyer desires with respect to the Assets, at Buyer's sole cost and expense. Buyer shall have until not later than 5:00 P.M. (Eastern Standard

Time) on the date that is no later than ten ( I 0) days prior to the end of the Due Diligence Period (the "Title Rop011 Objection l)atc"), to notify Seller's attorney in writing (the "Title Rcpo1•t  Objection NpticoH) as to any items shown on the Title Commitment or any matters disclosed by the Survey that Buyer believes are not Permitted Exceptions. Buyer's failure to timely deliver the Title Report Objection Notice on or prior to the 5:00 P.M. (Eastern Standard Time) on the Title Report Objection Date shall constitute Buyer's irrevocable acceptance of the Title Commitment and Survey and Buyer shall be deemed to have unconditionally waived any right to object to any matters set forth therein. If Buyer timely delivers a Title Report Objection Notice, Seller shall have seven (7) days after receipt of such notice to notify Buyer in writing (the "Seller Response Notice") (i) that Seller will remove or cause to be removed such objectionable exceptions from title on or before the Closing, in which case the provisions of subsection 8.3(b) shall apply; or (ii) that Seller elects not to cause such exceptions to be removed in which case Buyer may elect, at any time by written notice to Seller prior to the end of the Due Diligence Period, to accept the Title Commitment and/or Survey in its current condition or terminate this Agreement and the Deposit shall be returned to Buyer and the pa1ties shall have no further obligations to each other except for those that expressly survive the termination of this Agreement. Notwithstanding anything to the contrary herein, in the event that Buyer does not elect, by written notice to Seller prior to the end of the Due Diligence Period, to terminate this Agreement pursuant to this Section 8.2, Buyer shall be deemed to have elected to accept the Title Commitment and/or Survey in its current condition and shall waive any right to terminate this Agreement pursuant to this Section 8,2. Nothing in this subsection shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date

31

ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER'S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.

SELLER'S INITIALS:BUYER'S INITIALS:

ARTICLE VIII

11TLE AND PERMITTED EXCEPTIONS

SECTION 8.1.Tit le  Insm•aa.ce and Survey. The Hotels shall be sold and are to be conveyed, and Buyer agrees to purchase the Hotels, subject to the Permitted Exceptions,

SECTION 8.2. 1  •ue C ommitm ent and Survey. Promptly after the Effective Date, Buyer shall order from the Title Company a Title Commitment. Prior to the Title Report Objection Date, Buyer shall  also have the  right to  obtain  from  a surveyor  registered  in the Commonwealth of Pennsylvania an ALTA/NSPS as-built survey(s) of the Asset(s) (individually  or collectively,  as the context shall require, the "Survey"). Buyer is solely responsible for obtaining any updated title commitments, surveys, or any other title related  matters  Buyer  desires  with  respect  to the Assets, at Buyer's sole cost and expense. Buyer shall have lUltil not later than 5:00 P.M. (Eastern Standard Time) on the date that is no later than ten (10) days  prior to the  end  of the Due Diligence Period  (the "Title Report Objection Date"), to notify Seller's attorney in writing  (the  "Title  Report Objection Notice") as to any items shown on the Title  Commitment  or  any  matters  disclosed  by the Survey that Buyer believes are not Permitted Exceptions. Buyer's failure to timely deliver  the Title Report Objection Notice on or prior to the 5:00 P.M. (Eastern Standard Time) on the Title Report Objection Date shall constitute Buyer's irrevocable  acceptance  of  the  Title  Commitment and Survey and Buyer shall be deemed to have unconditionally waived any right to object to any matters set forth therein. If Buyer timely delivers a  Title Report  Objection  Notice,  Seller  shall  have seven (7) days after receipt of such notice to notify Buyer in writing (the "Seller Response Notice") (i) that Seller will remove or  cause  to be removed  such  objectionable  exceptions  from title on or before the Closing, in which case the provisions  of subsection  8.3(b) shall apply; or (ii) that Seller elects not to cause such exceptions to  be  removed  in which  case Buyer  may elect, at  any time by written notice to Seller prior to the end of the Due Diligence Period, to accept the Title Commitment and/or Survey in its current condition or terminate this  Agreement  and the Deposit shall be returned to Buyer and the parties shall have no further obligations to each other except for those that expressly survive the termination of this Agreement. Notwithstanding anything to the contrary herein, in the event that Buyer  does  not  elect,  by written  notice to Seller prior  to the end of the Due Diligence Period, to terminate  this Agreement  pursuant  to this Section  8.2, Buyer shall be deemed to have elected to accept the Title Commitment  and/or  Survey in its current  condition and shaU waive any right to terminate this Agreement pursuant to this Section 8.2. Nothing in this subsection shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to  remove  any  title exception or to expend any moneys therefor, other than with respect to the Post Effective Date

Monetary Encumbrances and Post Effective Date Seller Encumbrances (as hereinafter defined) pursuant to Section 8.3 of this Agreement.

SECTION  8.3.De  li very  of Tit le  .

(a)Po  t  Effect ive  D  ate ell e  r  Enc um bran ces . As of the Closing, Seller shall obtain releases of or cause Title Company to insure over or against (i) the deeds  of  trust  or mortgages created by Seller encumbering the Hote ls ,  and (ii) any liens encumbering the Hotels affirmatively placed on the Hotels by Seller after the effective date of the Title Commitment ("  Post Effective Date Selle r Encumb rances").  Other than as set forth in this  Agreement  (including, without  li mitatio n,  the  first  sentence  of  this   subsection 8.3(a),   and   the   entirety   of subsection 8.3(c)), Seller shall not be required to take or bring any  action  or  proceeding  or any other steps to remove any title exception or to expend any moneys therefor,  nor shall  Buyer  have any right of action against Selle r,  at law or in equ it y,  for Seller's inability to convey  title subject  only to the Permitted Exceptions.

(b)Rights of  Te  rminat io n. Notwithstanding the foregoing, in the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Buyer has not, prior to the Closing Date, given notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller's sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge or cause Title Company to insure over or against each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that Seller shall elect to attempt to discharge or cause Title Company to insure over or against such title exceptions which are not Permitted Exceptions, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 60 days in the aggregate. If, for any reason whatsoever, Seller has not discharged or caused Title Company to insure over or against such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, and if Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Except for a lien or encumbrance evidencing or securing a monetary obligation of the Seller, nothing in this clause (b) shall require Seller, despite any election by Seller to attempt to discharge or cause Title Company to insure over to Buyer's reasonable satisfaction or against any title exceptions,  to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date Seller Encumbrances and the Post Effective Date Monetary Encumbrances (as hereinafter defined) .

(c)Post Effective Date  Mone  tary E  ncum bran ces .  Notwithstanding  the forego ing,  at the Clos ing ,  in addition to releasing or causing Title Company to insure over or against any Post Effective Date Seller Encumbrances which Buyer does not waive its objection to pursuant to subsection 8.3(b), Seller shall obtain  a release of or cause Title Company  to insure over or against any lien encumbering  the Hotels after the effective date of the Title Commitment  caused or created by Seller and which may be removed or insured over solely by the payment of a sum of money (a " Pos t  ffec ti ve  Date Mo  ne tary  E  nc  umbr anc e" ).

SECTION 8.4.Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by Title Company, will deliver to Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, (b) a certificate of good standing of Seller, and (c) an affidavit acceptable and approved by the Title Company to satisfy or delete all any Permitted Exceptions.

ARTICLE IX

TRANSACTION COSTS AND RISK OF LOSS

SECTION 9.1.Transaction Costs.

(a)Apportionment of Costs. In addition to the their respective apportionment obligations hereunder, (i) Seller and Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets; (ii) Buyer and Seller shall each be responsible for the payment of fifty percent (50%) of the cost of any escrow established under this Agreement (including, but not limited to, any fees and expenses of Escrow Agent); (iii) Buyer and Seller shall each be responsible for the payment of fifty percent (50%) of any state and local transfer, or conveyance taxes payable in connection with the conveyance of the Hotels, and any sales, use, or similar taxes due in connection with the transfer of the portion of the Hotels constituting personal property (including vehicles); and (iv) Buyer shall be solely responsible for the payment of: (A) the policy premiums for the Title Policy, (B) any recording fees or stamp taxes payable in connection with the conveyance of the Assets, or any other changes or fees payable in connection with the conveyance of the Assets, (C) Intentionally omitted, (D) all costs and expenses associated with Buyer's due diligence, (E) all costs of (1) removing any so-called "standard exceptions" to the Title Policy, unless such standard exceptions may be satisfied by a customary owner's affidavit, (2) obtaining an extended coverage Title Policy and (3) any endorsements to the Title Policy, and the cost of obtaining the Survey; (F) the policy premiums in respect of any mortgage title insurance obtained by Buyer or its lender; (G) all search costs with respect to the Assets and updates related thereto not included in the basic policy premium; (H) any fees payable to replace the goods or services provided under the Operating Agreements (which are not assigned or transferred to Buyer); (I) obtaining any financing Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation taxes and documentary stamps in connection therewith); and (J) the application for, the issuance of and/or the performance under the Replacement Franchise Agreement (including, but not limited to, any fees, reimbursements or other amounts charged by Franchisor in connection with the issuance of the Replacement Franchise Agreement).

(b)Indemnification. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this section.

(c)Survival. The provisions of this Article IX shall survive the Closing or the termination of this Agreement without limitation.

SECTION 9.2.Risk of Loss.

(a)C  ndemnation and Casua lt y.  If, after the Effective Date but on or before the Closing Date, the Hotels or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, plus the amount of any deductible payable by Buyer (unless such casualty or condemnation constitutes a Material Casualty or Material Condemnation, as applicable, in which case no deductible paid by Buyer shall be credited against the Purchase Price), less any amounts spent by Seller to restore the Hotels. Subject to subsection 9.2(d), if as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any credit for such insurance or condemnation proceeds except for a credit for any deductible payable by Buyer under such insurance, unless a Material Casualty or Material Condemnation has occurred, as applicable, in which case no deductible paid by Buyer shall be credited against the Purchase Price) and Seller will at the Closing assign to Buyer all rights of Seller (Notwithstanding 3.4(a), Seller will maintain 100% of the replacement costs of the Hotels via Seller's insurance), if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)Right of Terminat ion. Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, the Hotels or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than fifteen (15) Business Days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement with respect to the subject Hotel, in which event Deposit shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement; notwithstanding the foregoing, if a Material Causality occurs to one or more of the Hotel, party may elect to reduce the Deposit by the proportional share of the subject hotel or hotels amount, and proceed to Closing. If Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply as if the casualty or condemnation did not rise to the level of a Material Casualty or Material Condemnation, as applicable. As used in this subsection 9.2(b), a "Material asualty" shall mean any damage to the Hotels or any portion thereof by fire or other casualty that in Seller's architects or engineer's reasonable judgment may be expected to cost in excess of Seven Hundred Fifty Thousand and no/I 00 Dollars ($750,000.00) for each Hotel to repair. As used in this subsection 9.2(b), a "Material ondemnation" shall mean a taking of the Hotels or any material portion thereof as a result of a condemnation or eminent domain proceedings that permanently impairs the use and value of such Hotels, and which cannot be restored to substantially the same use and value as before the taking.

(c)Seller Risk of Loss. Subject to the provisions of this Section 9.2, the risk of loss or damage to the Hotels shall remain with Seller until delivery of the Deed.

(d)Ins  urance Proceeds. Subject to subsections 9.2(a) and (b), Buyer and Seller hereby agree that any insurance claims, insurance proceeds or other recoveries payable in connection with a casualty occurring prior to the Closing Date shall be retained by or paid to Seller, and are not part of the Assets to be transferred to Buyer. If any such proceeds or recoveries are received by Buyer ,  Buyer shall promptly deliver the same to Seller. The provisions of this subsection 9.2(d) shall survive the Closing without limitation.

ARTICLE X

ADJUSTMENTS

SECTION 10.1.Adjustments. Unless otherwise provided below, the following and all revenue and expenses are to be adjusted and prorated between Seller and Buyer as of 11:59

P.M. on the day preceding the Closing, local time for each of the Hotels (the "Cut-Off Time"), based upon a 365-day year, and the net amount thereof under this Section I 0.1 shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Buyer's favor) the Purchase Price payable at the Closing:

(a)Taxes and Ass essme.nts. All real estate and personal property taxes and assessments and condominium assessments and fees levied against the Assets shall be prorated as of the Cut-Off Time between Buyer and Seller. With respect to Hotels, if the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Buyer shall reprorate the taxes (based upon the highest available discount) and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Assets or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual i nstallments ,  Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing. The reproration obligation in this subsection 10.l(a) shall survive the Closing without li m itation.

(b)Water  a  nd Sewer  Charges, Uti li tie . All utility services shall be prorated as of the Cut-Off Time between Buyer and Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between Seller and Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however ,  that after the Closing,  Seller and Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all deposits transferred to Buyer or which remain on deposit for the benefit of Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to Seller, as applicable.

(c)Operating  Agreements . Charges and payments (including the reimbursement of expenses) under all Operating Agreements.

(d)Miscellaneous Revenue s. Revenues, if any, arising out of any other income producing agreements not described in this Section 10.1.

(e)Inventory. Subject to subsection 10.l(f) below, Seller shall receive a credit for all Property Inventory and Retail Merchandise in unopened cases in an amount equal to Seller's actual cost (including sales and/or use tax) for such items.

(f)Alcoholic Beverages. If applicable, Seller shall receive a credit for all unopened bottles or containers of alcoholic beverages as of the Closing in an amount equal to Seller's actual cost (including sales and/or use tax) for such items.

(g)Lic enses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits (other  than  utilities  which  are  separately  prorated  under subsection 10.1 (b)) transferred to Buyer shall be prorated as of the Cut-Off  Time  between  Seller and Buyer. Seller shall receive a credit for all deposits made by Seller under  the  Licenses  and Permits which are transferred to Buyer or which remain on deposit for the benefit of Buyer.

(h)Deposits  for Bookin gs. Buyer shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Buyer is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to Buyer.

(i)Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars in the Hotels as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and Buyer shall be entitled to any monies accrued from the restaurants and bars thereafter.

U) Vend ing  Ma  h ines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

(k)Trade Payable  s. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) Seller shall be responsible for all amounts payable to vendors, contractors or other suppliers of goods or services to the Hotels (the "Trade Payables") prior to the Closing which are due and payable as of the Closing Date for goods or services which have been delivered to the Hotels prior to Closing, and (ii) Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable, as of the Closing Date, and Buyer shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit (plus any late fees and penalties resulting from Buyer's failure to pay such Trade Payables when due); provided, however, Seller and Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit to the Purchase Price for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Property and Equipment, Inventories and other property ordered, but not delivered to the Hotels, prior to the Closing Date, and Buyer shall pay the amounts which become due and payable for such FF&E, Retail Merchandise,

Property and Equipment, Inventories and other property which  were ordered  but not delivered  to  the Hotels prior to Closing. The reproration obligation in this subsection I 0.1(k) shall survive the Closing without limitation.

(I)Cash. Seller shall receive a credit to the Purchase Price for all cash on hand at the Hotels and all cash on deposit in any house bank at the Hotels as of the Closing. Seller shall retain all amounts in any operating accounts of the Hotels in any bank, and there shall be no credit or adjustment hereunder with respect to such cash.

(m)Emplo yee ompen ation. Seller shall be responsible for the following liabilities to or respecting Employees having accrued prior to the Cut-Off Time: all Employees' wages, bonuses, pension benefits, any COBRA rights, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such Employees specifically excluding both (x) any accrued sick leave and (y) any unearned vacation pay. Notwithstanding the foregoing, with respect to accrued bonuses for the year in which the Closing occurs, Seller's pro-rated share shall be based upon the estimated bonus to be paid in the year of Closing. Buyer shall be responsible for all other liabilities to or respecting Employees, whether having accrued prior to or after the Cut-Off Time. Buyer shall be responsible for all severance payments for Employees arising on or after the Closing and for all Employees not offered employment by Buyer (or its manager) as of the Closing on the same terms as those provided to such Employees by Manager on the day immediately preceding the Closing Date.

(n)Leases. All rents and other amounts prepaid, accrued or due and payable under any of the Leases shall be prorated as of the Cut-Off Time between Seller and Buyer. Buyer shall receive a credit for all security deposits, if any, held by Seller.

(o)Other.  If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the explicit terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Assets prior to the Cut-Off Time shall be for account of and paid by Seller and all items of operating revenue and operating expense of the Assets with respect to the period after the Cut-Off Time shall be for the account of and paid by Buyer, or (ii) is customarily prorated at the closing of similar transactions.

SECTION I 0.2.Re-Adjustment. Except as provided in subsection 10.1(a), if any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Either Seller or Buyer may deliver to the other party no later than 90 days following the Closing Date a schedule of prorations setting forth such party's determination of any adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Article X. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 90 days following the Closing.

SECTION 10.3.Accounts Receivable.

(a)Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time and the night preceding the consummation of the Closing. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Buyer. In the event that an amount less than the total amount due from a guest is collected and the guest continues in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to Seller and thereafter to such person's amounts accruing to Buyer.

(b)Accoun ts  Receiva ble (Other than Guest Ledge r).

(i)On the Closing Date Seller shall retain all Accounts Receivable and retain the right to pursue collection as to any such Accounts Receivable due to Seller.

(ii)The Accounts Receivable shall not include the Guest Ledger, which is addressed in subsection I 0.3(a).

SECTION I 0.4.Survival. The provisions of this Article X and the obligations of Seller and Buyer hereunder shall survive the Closing without limitation.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.Indemnification by eller.  From and after the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Buyer, its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, the " Buye r-  Re  lated  E  nt itie s") harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) actually suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses ("Losses"), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller which survives the Closing contained in this Agreement or in any Closing Document. Notwithstanding anything to the contrary contained herein, Seller shall have no liability or obligation to indemnify and hold Buyer Related Entities harmless from any Losses to the extent such Losses results from or is related to any acts or omissions of Manager or results from or is related to any acts or omissions of any of the Buyer-Related Entities. The provisions of this Section 11.  1  shall survive the Closing without limitation.

SECTION 11.2.Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold Seller, its Affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, the "Selle  r-Relat ed nt itie  s") harmless from any and all Losses arising out of,  or in any way relating to, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer which survives the Closing contained in this Agreement or in any Closing Document. The provisions  of  this Section 11.2 shall survive the Closing without limitation.

SECTION 11.3.Lim itation  on  Ind e  mn ificat ion. Notwithstanding the foregoing provisions of Section 11.1 ,  (a) Seller shall not be required to indemnify Buyer or any Buyer Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 or any other indemnity provisions of this Agreement exceeds the Basket Limitation and,  in such event, Seller shall be responsible only for such amount in excess of the Basket Limitation (but not in excess of the Cap Limitation), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 1 I .1 or any other indemnity provisions of this Agreement exceed in the aggregate the Cap Limitation,  and (c) if prior to the Closing, Buyer obtains or has knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (or the same is reflected by the Asset File) prior to Closing and nonetheless proceeds with and consummates the Closing (a " Buy e  r  Waived Brea h"), then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article Xl for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach.

SECTION 11.4.Survival. The representations, warranties and covenants of Seller contained in this Agreement and the Closing Documents shall survive for a period of six (6) months after the Closing unless otherwise provided for in this Agreement.

SECTION 11.5.lnd mn ifica tion  as ole Remedy.  If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI, which indemnifications shall survive the Closing as provided in this Article XI without limitation.

ARTICLE XII

AT lON

SECTION 12. 1 .Seller's Tenninat ion.

(a)TERMINATION BY SELLER. THIS AGREEMENT MAY BE TERMINATED BY SELLER PRIOR TO THE CLOSING lF (I) ANY OF THE CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS SET FORTH IN SECTION 5.1 HAVE NOT BEEN SATISFIED OR WAIVED BY SELLER ON OR PRIOR TO THE CLOSING DATE OR

(II)THERE IS A MATERIAL BREACH OR DEFAULT BY BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT. SELLER'S TERMINATION RIGHTS UNDER 12.l(a) MAY ONLY BE EXERCISED AFTER SELLER HAS BEEN

PROVIDED WITH WRITTEN NOTICE AND FIVE (5) BUSINESS DAYS' CHANCE TO CURE,

(b)CONSEQUENCE OF TERMINATION. IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SUBSECTION 12. l(a), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH IN SUBSECTION 12.l(c),

(c)REMEDIES FOR BUYER DEFAULT. IN THE EVENT SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A BREACH OR DEFAULT BY BUYER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO SELLER AND, UPON SUCH DISBURSEMENT, SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF, ACCORDINGLY, SUBJECT TO SECTION 14.24 HEREIN, IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ASSETS, THE DEPOSrT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY ESCROW AGENT TO SELLER AS SELLER'S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT BUYER'S INDEMNITY OBLIGATIONS OWED TO SELLER PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION OF THIS AGREEMENT. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. FOR THE AVOIDANCE OF DOUBT, THESE REMEDIES FOR BUYER DEFUALT ARE ONLY AVAILABLE IF BUYER REFUSES TO CURE OR REFUSES TO BEGIN A PROCESS TO CURE IF A DEFAULT OR BREACH CANNOT BE CURED WITHIN FIVE (5) BUSINESS DAYS UNDER 12.l(a).

SELLER'S INITIALS:BUYER'S INITIALS:

     2

(a)TERMINATION DY BUYER. THIS AGREEMENT MAY BE TERMINATED BY BUYER PRIOR TO THE CLOSING IF ANY OF THE CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY BUYER ON OR PRIOR TO THE CLOSING DATE for any reason other than Buyer's breach or Default under this Agreement, In which case, Escrow Agent shall

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PROVIDED WITH WRITTEN NOTICE AND FIVE (5) BUSINESS DAYS' CHANCE TO CURE.

(b)CONSEQUENCE OF TERMINATION. IN TI-IE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SUBSECTION 12.l(a), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH IN SUBSECTION 12.l(c).

(c)REivffiDlES FOR BUYER DEFAULT. IN THE EVENT SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A BREACH OR DEFAULT BY BUYER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO SELLER AND, UPON SUCH DISBURSEMENT, SELLER AND BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION.  BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, SUBJECT TO SECTION 14.24 HEREIN, IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ASSETS, THE DEPOSIT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY ESCROW AGENT TO SELLER AS SELLER'S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT BUYER'S INDEMNITY OBLIGATIONS OWED TO SELLER PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION  OF THIS AGREEMENT.   THE PAYMENT  OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT rs INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. FOR THE AVOIDANCE OF DOUBT, THESE REMEDIES FOR BUYER DEFUALT ARE ONLY AVAILABLE IF BUYER REFUSES TO CURE OR REFUSES TO BEGIN A PROCESS TO CURE IF A DEFAULT OR BREACH CANNOT BE CURED WITHIN FIVE (5) BUSINESS DAYS UNDER 12.l(a).

SELLER'S INITIALS:

SECTION 12.2.Buyer  's Terminatio  n.

(a)TERMINATION BY BUYER. THIS AGREEMENT MAY BE TERMINATED BY BUYER PRIOR TO THE CLOSING IF ANY OF THE CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS SET FORTI-I IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY BUYER ON OR PRIOR TO THE CLOSING DATE for any reason other than Buyer's breach or Default under this Agreement, In which case, Escrow Agent shall disburse the Deposit to Buyer, as Buyer's SOLE AND EXCLUSIVE REMEDY, AND UPON SUCH DISBURSEMENT, this Agreement shall be of no further force or effect, EXCEPT for THOSE provisions WHICH EXPRESSLY SURVIVE SUCH TERMINATION. BUYER'S TERMINATION RIGHTS UNDER 12.2(a) MAY ONLY BE EXERCISED AFTER A NOTICE WITH FIVE (5) BUSINESS DAYS CHANCE TO CURE.

(b)REMEDIES FOR SELLER DEFAULT. IF SELLER SHALL MATERIALLY DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSETS ON THE CLOSING DATE, BUYER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY EITHER (I) TERMINATE THIS AGREEMENT and DIRECT ESCROW AGENT TO DELIVER THE DEPOSIT TO BUYER AND RETAIN THE DEPOSIT, AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION, OR (II) if(A) Seller's default constitutes a willful and intentional refusal or failure to convey the Assets as provided in this Agreement for any reason other than a provision of this Agreement that (1) permits Seller to terminate this Agreement, (2) relieves Seller of the obligation to convey the Assets or (3) conditions Seller's obligation to convey the Assets and such condition  has not been satisfied, and (B) Buyer has (I) waived all conditions to Closing for the benefit of Buyer under this Agreement, (2)has delivered to Escrow Agent and Title Company the documents, instruments and other items required to be delivered by Buyer at the Closing, including  immediately  available funds on account of the Purchase Price, together with an unconditional written instruction to proceed  to the Closing, and (3) Seller thereafter fails or refuses to deliver to Escrow Agent within three (3) Business Days thereafter the documents and instruments required to be delivered by Seller at the  Closing,  then Buyer may, in lieu of exercising the remedy provided for in subsection  12.2(b)(I)  (but  not  in addition thereto), commence appropriate  legal  proceedings  seeking  to  enforce  Seller's  obligation to convey the Assets through specific performance (including the right to file/record a !is pendens); provided, however, that no such proceeding for specific  performance  shall  require  Seller to do any of the following (unless otherwise expressly required of Seller by this Agreement): (x) change the physical condition of the Assets or restore the same after fire, casualty or condemnation; (y) expend money or post a bond to remove  a title objection  or other title defect or correct  any  matter  shown on the Survey (EXCEPT AS SET FORTH IN SUBSECTION 8.3(c)); or (z) secure any permit, approval, consent or other agreement or instrument from any third party not affiliated  with  Seller with respect to the Assets or Seller's conveyance of the Assets; provided, further, that the remedy provided for in this subsection 12.2(6)(II) shall be available to  Buyer  only  if Buyer  commences  such proceeding within not more than NINETY (90)  DAYS  AFTER  THE  SCHEDULED CLOSING DATE. FAILURE TO FILE A SUIT FOR SPECIFIC PERFORMANCE WITHIN NINETY (90) DAYS AFTER THE SCHEDULED CLOSING DATE SHALL BE DEEMED A WAIVER OF SUCH REMEDY. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY  DIFFICULT TO  FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY BUYER AS A RESULT OF SUCH DEFAULT BY SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY,  IN  THE EVENT THAT SELLER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE SALE, AND BUYER DOES NOT EXERCISE THE REMEDY SET FORTH IN CLAUSE (II) ABOVE,  THEREBY  LIMITING  IT TO THE  REMEDY  SET FORTH IN    CLAUSE    (I)   ABOVE,   THE    DELIVERY    OF   THE    DEPOSIT   TO   BUYER SHALL

CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST SELLER WHICH BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY SELLER. FOR THE AVOIDANCE OF DOUBT, THESE REMEDIES FOR SELLER DEFAULT ARE ONLY AVAILABLE IF SELLER REFUSES TO CURE OR REFUSES TO BEGIN A PROCESS TO CURE IF A DEFAULT OR BREACH CANNOT BE CURED WITHIN FIVE (5) BUSINESS DAYS UNDER 12.2(a).

BUYER'S INITIALS:

ARTICLE XIII

REAL  PROPERTY  TAXTI.EDUCTION PROCEED INGS

SECTION  13.1.Prosecution  end  Settlement  <>f Proceedin gs.   Seller  reserves  unto itself and shall have the right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Hotels relating to any period of Seller's ownership of the Hotels; provided, however, that Seller shall not settle any tax reduction proceedings in respect of the Hotels relating to or affecting taxes attributable to the fiscal year in which the Closing occurs without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

SECTION 13.2. AJ>pli ontio11  or Re fund s  or Snv ings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such patty initiated such proceeding.

SECTION 13,3.

Closing without limitation.

Survival.The provisions of this Article Xlll shall survive the

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CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST SELLER WHICH BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY SELLER. FOR THE AVOIDANCE OF DOUBT, THESE REMEDIES FOR SELLER DEFAULT ARE ONLY AVAILABLE IF SELLER REFUSES TO CURE OR REFUSES TO BEGIN A PROCESS TO CURE IF A DEFAULT OR BREACH CANNOT BE CURED WITHIN FNE (5) BUSINESS DAYS UNDER 12.2(a).

SELLER'S INITIALS:BUYER'S INITIALS:

ARTICLE XIII

REAL PROPERTY TAX REDUCTION PROCEEDINGS

SECTION 13.1.Prosecution and Settlement of Proceedings. Seller reserves unto itself and shall have the right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Hotels relating to any period of Seller's ownership of the Hotels; provided, however, that Seller shall not settle any tax reduction proceedings in respect of the Hotels relating to or affecting taxes attributable to the fiscal year in which the Closmg occurs without Buyer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

SECTION 13.2.Application of Refunds or Savings.  Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer. All attorneys' fees and other expenses incurred in obtaining such refimds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savmgs payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 13.3.

Closing without limitation.

Survival.The provisions of this Article XIII shall survive the

ARTICLE XIV

MISCELLANEOUS

SECTION I  4.I.Use of Springw od Hospitality ame. Buyer hereby acknowledges and agrees that neither Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name "Springwood Hospitality" or "Springwood" in any way whatsoever. The provisions of this Section 14. l shall survive the Closing and any termination of this Agreement without limitation.

SECTION 14.2.Exculpation of SelI  r.  Notwithstanding anything to the contrary contained herein, Seller's shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. The  provisions  of  this Section 14.2 shall survive the Closing or any termination of this Agreement without limitation.

SECTION 14.3.Brokers.

(a)Se  lle  r  Representat ion and Warranty. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, that it has dealt  with  no broker,  salesperson,  finder or consultant with respect to this Agreement or the transactions contemplated  hereby  other than Broker. Seller agrees to indemnify,  protect, defend  and  hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from Seller's breach of the foregoing representation in this subsection 14.3(a). Seller shall be responsible for the payment of any amounts due Broker. The provisions of this subsection 14.3(a) shall survive the Closing and  any  termination  of  this Agreement without li m itati on.

(b)Buy er Represe ntat ion and Warranty.  Buyer represents and warrants to Seller, as of the date hereof and as of the Closing, that it has dealt with no broker, sa lesman,  finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from Buyer's breach of the foregoing representations in this subsection 14.3(b). The provisions of this subsection 14.3(b) shall survive the Closing and any termination of this Agreement without limitation.

(c)Pennsylv an ia  Real  Estate  Recovery  Fund.    A Real  Estate  Recovery  Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting alI legal and equitable remedies. For complete details about the Fund, call (717) 783-3658 or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).

SECTION 14.4.Confident iali ty,  Press Release and fRS  Repo  rting  Req u iremen  ts.

(a)Confi dent ialit y.  Buyer and Seller, and each of their respective Affiliates shall hold as confidential all information disclosed in  connection  with  the  transactions  contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto ,  except it is understood and agreed that  Buyer  may disclose (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements with Seller or its Affiliates to which Buyer or Affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors ,  consultants, lenders, accountants ,  legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission). Notwithstanding the  foregoing,  and  anything  to  the contrary in this Agreement, nothing contained herein shall impair Buyer's right (or the right of any permitted assignee including Lodging Fund REIT III,  Inc.  ("Parent"  and  General  Partner  to Buyer)) to disclose information relating to this Agreement or the Hotels (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers, investment advisors and/or broker-dealers evaluating Buyer,  its  permitted assignees or Parent, (b) in connection with any filings with governmental agencies (including the Securities and Exchange Commission) by Parent, and (c) to any broker-dealers  or  investment advisors in Parent'  s selling group and any of Parent's investors, including  pursuant  to  the confidential offering memorandum used in connection with Parent's ongoing private offering; provided ,  however, Buyer shall not include Seller's, Seller's parent company nam e,  or  Seller's "doing business as" name in such disclosure without the prior written consent of  Seller.  The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties,  and  as either  necessary  to enforce  this Agreement  or as contemplated by Sections 12.l(c) and/or 12 .2(b) herein. The provisions of this Section 14.4 shall survive  the Closing or the termination of this Agreement for a period of one year.

(b)Press Release. Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by Buyer disclose the identity of Seller '  s direct or indirect beneficial owners by name or the consideration paid to Seller for the Assets .

(c)fRS  Reporting  Requ irements.    For  the  purpose  of  complying  with  any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the "IRS Repott  ing  Req ui rements"), Seller and Buyer hereby designate and appoint Escrow Agent to act as the " Reporting  Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements .  Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

SECTION 14.5.Es r  w  Provis  ion  .

(a)Escrow Account. Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account at a federally insured banking institution (the "Escrow Account").

(b)Responsibility of Es row Agent. Escrow Agent shall hold the Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 14.5(b), if notice and actions is required by either party, and the party receiving notice fails to take timely action after a second written notice from the noticing party, the noticing party will be entitled to prevailing party attorney fees to enforce the release of the escrow account in accordance with Section 14.24. Seller and Buyer understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Deposit shall be paid by Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of such amount, Escrow Agent shall, within twenty-four (24) hours, give written notice to the other party of such demand. If Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such five Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of Pennsylvania. Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)Liability of Escrow Agent. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including attorneys' fees and disbursements, incurred in connection with the performance of Escrow Agent's duties hereunder.

(d)Acknow led gement. Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

SECTION 14.6.Success   ors  and  Ass ig  ns  and  No  Third-Patt  y  Beneficiaries.The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 14.7.Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller, other than to Affiliates of Buyer. Buyer may designate an Affiliate to which the Agreement will be assigned at the Closing, provided that Buyer provides Seller with a draft assignment for this Agreement at least five (5) days prior to Closing and provided that Buyer will continue to remain liable under this Agreement notwithstanding any such designation. Notwithstanding anything herein to the contrary, including, without limitation, Section 9.1(a), in the event Buyer assigns its rights under this Agreement, Buyer shall be solely responsible for any additional transfer taxes assessed as a result thereof, and shall pay such additional taxes at settlement and recording of the Deed. Seller shall have no liability for any realty transfer taxes, interest and penalties assessed based on any consideration greater than the Purchase Price set forth herein, and Buyer shall indemnify, defend and hold Seller harmless from any costs, liability or expense incurred by Seller in connection with an assignment of this Agreement by Buyer, including, without limitation, any transfer taxes and legal fees incurred by Seller in connection therewith.

SECTION 14.8.Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 14.9.Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered,

(ii)delivered by express mail, Federal Express or other comparable overnight courier service, (iii) faxed or emailed, with telephone or written confirmation within one Business Day, or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)To Seller:

c/o Springwood Hospitality 146 Pine Grove Circle York, Pennsylvania 17403

Attention:Justin Shelton, Manager Telephone:(717) 718-2996

Email:js helton@gospringw ood. com with copies thereof to:

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E., Suite 1600

Atlanta, Georgia 30326

Attention:W. Alex Heaton, Esq. Facsimile:(404) 365-9532

Telephone:(404) 495-3662

Email:ah  ato n@mm rn la  w.com

(b)To Buyer :

Lodging Fund REIT III OP, LP 644 Lovett Street SE

Grand Rapids, Michigan 49506 Attention:David Durell, CAO Telephone:616-264-3838

Email:ddurell@lodgingfund.com with copies thereof to:

McShane & Bowie, PLC

99 Monroe Avenue NW, Suite 1100 Grand Rapids, Michigan, 49503 Attention:John H. Faris Telephone:616-732-5037 Email:jhf@msb law.com

(c)To Escrow Agent/Title Company

First American Title Insurance Company 1125 1 7th Street, Suite 500

Denver, CO 80202

Attention:Beverly Carlson Telephone:303-879-1138

Email:bevcarlson@firstam.com

All notices (x) shall be deemed to have been given on the date that the same shall  have  been delivered in accordance with the provisions of this section (for purposes of clarification ,  notices given by facsimile and email shall be deemed given on the date received), and  (y) may  be given either by a party or by such party's attorneys. Any party may, from time  to time, specify  as  its address for purposes of this Agreement any other address upon the giving of l O  days' prior notice thereof to the other parties.

SECTION 14.l 0. Ent ire  Agreement. This Agreement, along with the exhibits and schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto, whether oral or written, are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto. Seller and Buyer each represent and warrant that they have not relied on any representations of the other party other than those representations explicitly set forth in this Agreement.

SECTION 14.11. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 14.12.   No Waiver.  No waiver by either party of any failure or refusal  by   the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 14.13. Governing  Law.  This Agreement  shall  be governed  by, interpreted under, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of law.

SECTION 14.14. Submission to Jurisdiction. Each of Buyer and Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the Commonwealth of Pennsylvania and

(b)the United States District Court for the Middle District of Pennsylvania for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the Commonwealth of Pennsylvania and (ii) the United States District Court for the Middle District of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 14.16.ection Headings. The headings of the various sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 14.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 14.18. Acceptance of Deed. The acceptance of the Deed by Buyer shall be deemed full compliance by Seller of all of Seller's obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the delivery of the Deed or the

Closing hereunder.The prov1s1ons of this Section 14.18 shall survive the Closing or any termination of this Agreement without limitation.

SECTION 14.19.  Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 14.20. Recordation. Neither  this  Agreement  nor  any  memorandum  or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto .  The provisions of this Section 14.20 shall survive the Closing or any termination of this Agreement without limitation.

SECTION 14.21. WAIVER OFJURY TRIAL. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 14.21 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT WITHOUT LIMITATION.

SECTION 14.22.  Time is of the  Essence. Seller and Buyer agree that time is of the essence with respect to the obligations of Buyer and Seller under this Agreement.

SECTION 14.23. Hotel Non-Comp te. Seller agrees that for a period of five (5) years from and after the Closing Date (the " Restric  ted Period") , neither Seller nor any Affiliate of Seller (such parties, collectively, the " Res tricted Parties") shall provide more than a ten percent (I 0.00%) investment in, manage, develop, construct, consult for, or obtain employment in any hotels within a five (5) mile radius (the "  Restricted Territory") of any of the individual Hotels, without the prior written consent of Buyer, which may be withheld, conditioned or delayed in Buyer's sole and absolute discretion. Notwithstanding anything in the immediately preceding sentence to the contrary, Buyer and Seller acknowledge and agree that neither Seller nor any Affiliate of Seller shall be restricted at any time (including, without limitation, the Restricted Period) or at any location (including, without limitation, the Restricted Territory) from investing in, managing, consulting for, or obtaining employment in any hotels that are managed by Manager as of the Closing Date.

SECTION 14.24 .  Prevailin g  Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party's reasonable expense s,  including reasonable attorneys' fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceed ings,  expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

SECTION 14.25. Ant i-Terrori m Law. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, the Executive Order, the other Anti-Money Laundering and

Anti-Terrorism Laws, or any other Laws, regulations or executive orders designed to combat terrorism, drug-trafficking or money laundering, if applicable, to this Agreement. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury (the "Government List"), as last updated prior to the date of this Agreement.

SECTION 14.26. Calculation of Time Periods. Unless  otherwise  specified,  in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Hotels are located or in Pennsylvania, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

SECTION 14.27. Ongoing Manger :  ngagement.  During the Due Diligence  Period, Seller and Manager (an Affiliate of Seller) shall cooperate in good faith to negotiate a mutually agreeable form of Asset(s) management agreement to be used in Manager's ongoing management at each and all of the Assets (individually or collectively, as the context shall require, the "Ongoing Management Agreement"), and once approved parties will execute an amendment to the Agreement to document the approval of the Ongoing Management Agreement. In the event that the parties are unable to finalize the final form of the Ongoing Management Agreement on or prior to the expiration of the Due Diligence Period, either Buyer or Seller shall each have the right to terminate this Agreement prior to the expiration of the Due Diligence Period, whereon Buyer shall receive a refund of its Deposit, and thereafter no party shall have any further rights or obligations under this Agreement, except for those set forth herein which expressly survive the termination of this Agreement. Manager will provide Buyer for Buyer's review and comment the initial draft of the Ongoing Management Agreement no later than five (5) days following the Effective Date, and Buyer shall provide Seller and Manager its initial comments to the draft of the Ongoing Management Agreement no later than twenty (20) days following its receipt of Manager's initial draft. Manager, Seller and Buyer acknowledge that the Ongoing Management Agreement shall contain provide for a five (5)-year term and include Manager compensation for an amount approximating three percent (3%) of total revenues for any Hotel.

SECTION 14.28.  Right of  First  Offer. The  parties acknowledge  and agree that they will negotiate in good faith during the Due Diligence Period to finalize a written form of right of first offer to provide Buyer or its Affiliates the right to make the first offer to purchase any hotels (other than those Hotels included herein or currently pending sale as of the Effective Date to third parties pursuant to other purchase-sale agreements or letters of intent) currently owned or being developed by Seller or its Affiliates (as the context may require, individually a "ROFO Hotel" and, collectively, the "ROFO Hotels") (the "ROFO Agreement"); provided, however, that the failure to finalize such ROFO Agreement shall not provide Seller or Buyer the right to terminate this Agreement. The parties hereto acknowledge and agree that the ROFO Agreement shall (i) not be recorded by Seller or Buyer (or either of their Affiliates) at any time; (ii) expire twenty-four (24) months following the Effective Date; (iii) provide that Seller (or its Affiliates) will provide notice to Buyer of its intent to sell a ROFO Hotel(s) and then allow Buyer (or its Affiliate) ten (10) Business Days to provide Seller (or its Affiliate) a letter of intent for such ROFO Hotel(s) (the "ROFO Offer"); (iv) provide that Seller (or its Affiliate) will respond to Buyer's ROFO Offer within five (5) Business Days with its acceptance or rejection of such ROFO Offer (provided that

Seller's failure to respond within such five (5) Business Day period shall be deemed to be a rejection of such ROFO Offer); and (v) allow for Seller (or its Affiliate) to freely market the ROFO Hotel following Seller's (or its Affiliate's) rejection of the ROFO Offer.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the pa1ties hereto as of the day and year first above written.

SELLER:

CENTRAL PA EQUITIES 17, LLC,

a Pennsylvania limited liability company

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

CENTRAL PA EQUITIES 19, LLC,

a Pennsylvania limited liability company

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

SPRINGWOOD – FHP LP,

a Pennsylvania limited partnership

By:  /s/ David H. Hogg

Name:  David H. Hogg

Title:  Manager

[BUYER'S SIGNATURE PAGE TO FOLLOW]

BUYER:

LODGING FUND REIT III OP, LP

A Delaware limited partnership

By: Lodging Fund REIT III, Inc. Its: General Partner

By:/s/ David R. Durell

Name: David R. Durell

Title: Chief Acquisition Officer

[ESCROW AGENT JOINDER SIGNATURE PAGE TO FOLLOW]

JOINDER BY ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY, referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the _ day of November, 2019, and accepts the obligations of Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Initial Deposit on the day of November, 2019. Escrow Agent hereby agrees to hold and distribute the Initial Deposit and, if made, the Additional Deposit, in accordance with the terms and provisions of the Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Nichole Segura

Name:  Nichole Segura

Title: Commercia Escrow Officer

[END OF SIGNATURE PAGES]

SCHEDULE A LEGAL DESCRIPTIONS

HIS York South Hotel Legal Description:

ALL THAT CERTAIN TRACT OF LAND AND IMPROVEMENTS SITUATE IN THE TOWNSHIP OF YORK, COUNTY OF YORK, COMMONWEALTH OF PENNSYLVANIA, BEING A PORTION OF LANDS OF QUEEN PAULINE, L.P., AS SHOWN ON A PLAN ENTITLED "UNIT #1 EXHIBIT PLAN", HERETO ATTACHED, PREPARED BY SITE DESIGN CONCEPTS, INC., FILE 4688-DEC-l, AND MORE FULLY DESCRIBED AS FOLLOWS TO WIT:

BEGINNING at a steel pin on the Pennsylvania Department of Transportation's (PENNDOT's) legal right-of-way line for Exit 16, On-ramp "E" of Interstate 83 (S.R. 0083) and at lands now or formerly of Manor Care of York (Record Book 2000, Page 7348); THENCE leaving said right-of way line and along said lands of Manor Care of York, South 29 degrees 07 minutes 03 seconds East, 375.05 feet to a concrete monument at lands now or formerly of Presbyterian Homes, Inc. (Record Book 2169, Page 5768); THENCE along the same the following two (2) courses:

1.South 62 degrees 30 minutes 48 seconds West, 59.98 feet to an axle;

2.South 29 degrees 06 minutes 23 seconds East, 100.38 feet to a point;

THENCE in and through lands of Queen Pauline, L.P., the following fifteen (15) courses:

1.South 63 degrees 44 minutes 51 seconds West, 206.20 feet to a point;

2.By a curve to the right having a radius of 5.00 feet and an arc length of 7.60 feet, the chord of which extends North 72 degrees 41 minutes 06 seconds West, 6.89 feet to a point;

3.North 29 degrees 07 minutes 03 seconds West, 1.38 feet to a point;

4.By a curve to the right having a radius of 5.00 feet and an arc length of 7.85 feet, the chord of which extends North 15 degrees 52 minutes 57 seconds East, 7.07 feet to a point;

5.North 60 degrees 52 minutes 57 seconds East, 13.00 feet to a point;

6.North 29 degrees 07 minutes 03 seconds West, 80.00 feet to a point;

7.North 42 degrees 36 minutes 48 seconds  West, 10.28 feet to a point;

8.North 29 degrees 07 minutes 03 seconds West, 170.00 feet to a point;

9.South 60 degrees 52 minutes 57 seconds West, 13.00 feet to a point;

10.By a curve to the right having a radius of 5.00 feet and an arc length of7.85 feet, the chord of which extends North 74 degrees 07 minutes 03 seconds West, 7.07 feet to a point;

11.North 29 degrees 07 minutes 03 seconds West, 14.86 feet to a point;

12.By a curve to the right having a radius of I 0.00 feet and an arc length of 14.22 feet, the chord of which extends North 11 degrees 36 minutes 49 seconds East, 13.05 feet to a point;

13.North 52 degrees 20 minutes 41 seconds East, 5.94 feet to a point'

14.By a curve to the left having a radius of 686.76 feet and an arc length of3.5 l feet, the chord of which extends North 52 degrees 11 minutes 55 seconds East, 3.51 feet to a point;

15.North 37 degrees 56 minutes 52 seconds West, 55.80 feet to a point on PENNDOT's previously mentioned legal right-of-way line for Exit 16, On-ramp "E" oflnterstate 83;

Sch. A-I

THENCE along said right-of-way line by a curve to the left having a radius of 630.96 feet and an arc length of 286.64 feet, the chord of which extends North 39 degrees 02 minutes 15 seconds East,  284.18 feet to a steel pin and the PLACE OF BEGINNING.

Containing 2.262 acres.

Under and subject, to easements, conditions and restrictions contained m prior deeds and instruments of record.

H2S York Hotel Legal Description:

ALL that certain tract of land and improvements situate in the Township of York, County of York, Commonwealth of Pennsylvania, as shown on a Final  Land  Development  Plan  prepared  for  Central PA Equities 19,  LLC, by Site Design Concepts, Inc., File Name 46814-LD-I ,  said  Plan being recorded in the Office of the Recorder of Deeds in and for York County, Pennsylvania, in Record Book _ _ _ _ _  ,  Page _  _ _ _ _.  and more fully described as follows, to wit:H2S

BEGINNING at a concrete monument on York Township's northern right-of-way line for Pauline Drive, a 60 foot wide right-of-way, and at lands now or formerly of Manor Care of York (South) Equipment, LLC (Record Book 2000, Page 7348); thence leaving said right-of-way line and along lands of the same, North 29 degrees 07 minutes 02 seconds West, 349.35 feet to a concrete monument at lands now or formerly of York Traditions Bank (Record Book 2182,  Page 7142); thence along the same,  North 60 degrees 52 minutes 57 seconds East,  340.00 feet to a steel pin on York Townsh ip '  s western right-of-way line for the previously mentioned Pauline Drive; thence along said right-of-way line the following three (3) courses: (I) South 29 degrees 07 minutes 02 seconds East, 81.11 feet to a steel pin; (2) by a curve to the right having a radius of 270.00 feet and an arc length of 431.26 feet, the chord of which extends South 16 degrees 38 minutes 28 seconds West, 386.86 feet to a steel pin; (3) South 62 degrees 23 minutes 58 seconds West, 62.87 feet to a concrete monument and the place of BEGINNING. CONTAINING 2.380 acres.

Under and subject, to easements, conditions and restrictions contained in prior deeds and instruments of record.

IT BEING a part of the same premises which Pauline Drive Limited Partnership, a Maryland limited partnership, by deed dated January 1 ,  1993 and recorded January 4,  1 993,  in the Office of the Recorder of Deeds, in and for York County, Pennsylvania, in Record Book 547, Page 213, granted and conveyed unto South York Development Co., a general partnership, the Grantor herein.

FIS Hershey Hotel Legal Description:

ALL THAT CERTAIN portion of land in Derry Township, Dauphin County, Pennsylvania, identified as "Lot No. l" on a plan titled "Preliminary/Final Land Development Plan for Equitable Owner: Central PA Equities 13 LLC", as prepared by Light-Heigel & Associates, Inc., Project No.

PAI 1-0022, Dated June 3, 2011, as recorded in the Office of Recording in and for Dauphin,

County, Pennsylvania,  in Instrument No. _  _  _  _  , 2012, being lands now or formerly of

Township of Derry Industrial and Commercial Development Authority, as described in Instrument No. 20070037849, being more particularly described as follows:

BEGINNING at a mag. nail in concrete (set) on the dedicated right-of-way line of Mill Street (T-582) of the aforementioned plan and the line of lands now or formerly of Leisure Lanes of Lancaster & Inc., as described in Deed Book 3584, at Page 324; thence, along the dedicated right-of-way line of Mill Street the following three (3) courses and distances: I) S44°53'48"E, 91.56' to a point; thence, 2) S42°23'47"E, 164.05' to a point; thence, 3) along an arc of curve to the right, being a transition curve between Mill Street and Areba Avenue (T-711), having a radius of 15.00', an arc length of 21.35', a delta angle 81°33'07", and a chord bearing and length of S01°37'13"E, 19.59' to a point; thence, along the dedicated right-of-way line of Areba  Avenue the following three (3) courses and distances: l) S39°09'20"W, 188.50' to a point; thence, 2) S38°3 l '2 l "W, 132.58' to a point; thence, 3) along an arc of curve to the right, being a transition curve between Areba Avenue and Hockersville Road (SR 2011), having a radius of 25.00, an arc length of39.49', a delta angle of90°29'50", and a chord bearing and length of S83°46'16"W, 35.51' to a point on the dedicated right-of-way line of Hockersville Road; thence along the dedicated right-of-way line of Hockersville Road the following three (3) courses and distances: l) N50°58'49"W, 130.91' to a point; thence, 2) along an arc of curve to the left, having a radius of 2,532.50', an arc length of 103.89', a delta angle of 02°21 '02", and a chord bearing and length of N52°09'19"W, 103.88' to a point; thence, 3) N53°19'50"W, 50.60' to point on the line of lands now or formerly of Jay Maruti Inc., as described in Deed Book 3948, at Page 505; thence, along lands of Maruti, N35°58' 56"E, 130.39' to a 3/4" rebar with cap (set) on the line of lands now or formerly of Leisure Lanes of Lancaster & Inc., as described in Deed Book 3584, at Page 324; thence, along lands of Leisure Lanes of Lancaster & Inc. the following four (4) courses and distances: 1) S48°23'04"E, 80.88' to a mag. nail in concrete post base (set); thence, 2) N45°06'12"E, 120.54' to a 3/4"rebar with cap (set); thence, 3) N46°41 '04" W, 47.70' to a 3/4" rebar with cap (set); thence, 4) N40°44'46"E, 149.65' to the Point of Beginning, containing 102,560 square feet or 2.354 acres.

SCHEDULE A-1

Hotel Facilities and Other Improvements

Hampton Inn York South 2159 S. Queen St.

York, PA 17402

Home2 Suites York 212 Pauline

York, PA 17402

Fairfield Inn &  Suites Hershey Chocolate Avenue 651 W. Areba Avenue

Hershey, PA 17033

SCHEDULE A-2

Intentionally Omitted.

SCHEDULE A-3

Management Agreements &  Franchise Agreements

HIS York South Hotel

•Management Agreement, effective as of May 31, 2013, between HIS York South Seller and Springwood Hospitality, LLC, a Pennsylvania limited liability company, as amended and assigned from time to time.

•Franchise Agreement, effective as of April 9, 2012, between a HIS York South Seller and Hampton Inns Franchise LLC ("HIS York South J-1 tel  Franchisor"), as amended and assigned from time to time.

H2S York Hotel

•Management Agreement, effective as of March 22, 2016, between H2S York Seller and Springwood Hospitality, LLC, a Pennsylvania limited liability company, as amended and assigned from time to time.

•Franchise Agreement, effective as of July 24, 2015, between H2S York Seller and Hilton Franchise Holding LLC ("H2S Y rk Hotel Fran ch is or"), as amended and assigned from time to time.

FIS Hershey Hotel

•Management Agreement, effective as of June 5, 2012, between FIS Hershey Seller and Springwood Hospitality, LLC, a Pennsylvania limited liability company, as amended and assigned from time to time.

•Franchise Agreement, dated as of September 27, 2011, between FIS Hershey Seller and Marriott International, Inc. ("Fl Hershey Hotel Franch iso r"), as amended and assigned from time to time.

SCHEDULE A-4

Purchase Price Allocation Asset Allocations

Asset	Purchase Pri e
HIS York South Hotel	$1 2,600,000.00
H2S York Hotel	$1 4,200,000.00
FIS Hershey Hotel	$ 20,000,000.00
Total	$ 46,800,000.00

Individual Allocations

HIS York South HotelPurchase Price Land$----

Building$_  _ _ _

FF&E$----

Intangibles$

Total$12,600,000.00

H2S York HotelPurchase Price Land $ Building$

FF&E  $ Intangibles$ Total$14,200,000.00

FIS Hershey HotelPu rchase Price Land$----

Building$_   _   _   _

FF&E$----

Intangibles$

Total$20,000,000.00

SCHEDULE 2.l(c)

EXCLUDED FIXTURES, PERSONAL PROPERTY OR EQUIPMENT

None.

SCHEDULE 3.2{a) OPERATING AGREEMENTS

HIS York South Hotel

•Ecolab dated May 20, 2019-Pest Control

•Penn Waste dated March I, 2017-Waste Disposal

•Tod's Landscaping dated October 26, 2018-Landscaper

•Block dated February 27, 2019-Copier Service

•Choice dated  January  27, 2014-Fire  Testing/Monitoring

•ThyssenKrupp  dated  January  16, 2015-Elevator Service

•Verizon-Phone (POTS) Lines

•Windstream dated November 15, 2013-PRI Phone Lines

•AT&T dated September 30, 2013-Jnternet Circuit

•AT&T WI-FI Services dated July 29, 2013-Guest Internet

•Hilton Worldwide (HSIA) dated February 21, 2014-Hilton Network Internet

•Allbridge (formerly BulkTV) dated August 28, 2014-DirectTV

•Mood Media dated December 4, 2014-Music (public/on-hold)

•Columbia Gas/Shipley dated November 1, 2019-Gas

•MetEd/WGL  Energy  dated  January  I, 2017-Electric

•MetEd/Talen  Energy dated  January  1, 2020-Electric

•Uniguest dated November 26, 2013-Business Center H2S York Hotel

•Ecolab dated July 17, 2019-Pest Control

•Penn Waste dated July I, 2019-Waste Disposal

•Tod's dated January 1, 2019-Landscaper

•Block dated June 29, 2019-Copier Service

•Choice  dated  May  19, 2016-Fire Testing/Monitoring

•ThyssenKrupp  dated  June  16, 2017-Elevator Service

•Frontier dated May 9, 2016-Phone (POTS) Lines

•Nitel dated October 31, 2017-PRI Phone Line

•Nitel dated October 3 I, 2017-Guest Internet Circuit (I 00m)

•AT&T WI-FI Services dated April 21, 2019-Guest Internet Support

•Hilton Worldwide (HSIA) dated April 22, 2019-OnQ System and Support

•Allbridge (formerly BulkTV) dated February 4, 2017-DirectTV

•Mood Media dated February 15, 2016-Music (public/on-hold)

•Columbia Gas of PA dated November 1, 2019-Gas

•MetEd  dated  January  1, 2017-Electric

•MetEd  dated  January  1, 2020-Electric

•Uniguest dated March 26, 2016-Business Center

FIS Hershey Hotel

•Orkin dated April 1, 2013-Pest Control

•Penn Waste dated December 1, 2018-Waste Disposal

•Team Lewis dated January 1, 2019-Landscaper

•BFPE International dated January 16, 2014-Fire Extinguisher

•Choice dated January 22, 2014-Fire Testing/Monitoring

•ThyssenKrupp dated February 12, 2014-Elevator Service

•Verizon-Phone (POTS) Lines

•Verizon dated January 29, 2013-PRI Phone Lines

•Verizon Business-Internet Circuit

•Active Networks April 4, 2013-Guest Internet

•World Cinema dated 2017-DirectTV

•Mood Media (Muzak) dated January 30, 2013-Music (public/on-hold)

•PPL/WGL  Energy  dated  January  l, 2017-Electric

•PPL/WGL  Energy dated  January  1, 2020-Electric

•UGI/Shipley dated November 1, 2019-Gas

•Trendtrackers-Contract/Temp Labor

•Uniguest dated September 28, 2019-Business Center

SCHEDULE 3.2(b)

LIST OF EQUIPMENT LEASES

None .

SCHEDULE 3.2(c) LIST OF LEASES

None.

SCHEDULE 3.2(e) LITIGATION

None.

(a)

FORM OF ASSIGNMENT OF CONTRACTS AND LEASES

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASES dated as of ____________ ___, 201_, by and among CENTRAL PA EQUITIES 17, LLC, a Pennsylvania limited liability company, CENTRAL PA EQUITIES 19, LLC, a Pennsylvania limited liability company, and SPRINGWOOD – FHP LP, a Pennsylvania limited partnership, each having an address at 146 Pine Grove Circle, York, Pennsylvania 17403 (collectively, “Assignor”), and _____________________, a ______________________ having an address at ______________________________ (“Assignee”).

Background

This Assignment and Assumption of Contracts and Leases is being executed and delivered pursuant to that certain Agreement of Purchase and Sale dated as of _______________, 2019 (as assigned and/or amended, the “Purchase Agreement”) between Assignor, as seller, and Assignee, as buyer.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to:

(i)all Operating Agreements, including without limitation the contracts set forth on Schedule A attached hereto but not including any such contracts that are not assignable (unless the required consent has been obtained) (collectively, the “Contracts”);

(ii)all Equipment Leases, including without limitation the leases set forth on Schedule B attached hereto but not including any such leases that are not assignable (unless the required consent has been obtained);

(iii)all Leases set forth on Schedule C attached hereto;

(iv)to the extent assignable, all of Assignor’s right, title and interest in and to all warranties and guarantees, if any, relating to the personal property located on the Land or in the buildings and other improvements located thereon (collectively, the “Warranties”); and

(v)all Bookings at the Hotels for dates after the date hereof.

TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Purchase Agreement.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Contracts set forth on Schedule A attached hereto, the Equipment Leases set forth on

IN WITNESS WHEREOF, the Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

CENTRAL PA EQUITIES 17, LLC,

a Pennsylvania limited liability company

By: _______________________

Name: David H. Hogg

Title: Manager

CENTRAL PA EQUITIES 19, LLC,

a Pennsylvania limited liability company

By: _______________________

Name: David H. Hogg

Title: Manager

SPRINGWOOD - FHP LP,

a Pennsylvania limited partnership

By: _______________________

Name: David H. Hogg

Title: Manager

[Signatures continued on following page]

ASSIGNEE:

Lodging Fund REIT III OP, LP

A Delaware limited partnership

By: Lodging Fund REIT III, Inc.

Its: General Partner

By:  _____________________

Name:  David R. Durell

Title:  Chief Acquisition Officer

(b)EXHIBIT B

FORM OF DEED

Prepared By and Upon Recordation Return To:

________________________

________________________

________________________

Tax Parcel No(s). _____________________

SPECIAL WARRANTY DEED

This Deed, Made the _____ day of ____________, 201_, to be effective as of ______________ ___, 201_.

Between

[SELLER ENTITY, a Pennsylvania limited _____________] (hereinafter called the Grantor), of the first part,

and

________________________, a ___________________________ (hereinafter called the Grantee), of the second part,

Witnesseth that the said Grantor, for and in consideration of the sum of $10.00 lawful money of the United States of America, unto it well and truly paid by the said Grantee, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has conveyed, granted, bargained and sold, released and confirmed, and by these presents does convey, grant, bargain and sell, release and confirm unto the said Grantee, its successors and assigns,

All that certain property described in Exhibit A, attached hereto.

Under and Subject, nevertheless, to all easements, covenants, agreements and restrictions of record, but only to the extent that the same presently are valid and subsisting and affect the above-described property; and nothing contained herein shall construed as an acknowledgment of the validity or any of the same or as an extension, ratification or renewal thereof if the same otherwise have expired or become unenforceable by its own terms or by limitation, violation, or for any other reason whatsoever.

Together with all and singular the buildings and improvements, ways, streets, alleys, driveways, passages, waters, water-courses, rights, liberties, privileges, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in any wise

In Witness Whereof, the said Grantor has duly executed this Deed on the date first above written.

By:

Name:

Title:

COMMONWEALTH OF ______________ :

:  SS

COUNTY OF _______________:

ON THIS, the _____ day of ____________, 201_, before me, the undersigned officer, personally appeared ______________ who acknowledged him/herself to be the ____________ of __________________, and that he as such officer, being authorized to do so, executed the foregoing Special Warranty Deed for the purposes therein contained, by signing the name of the corporation by him/herself as said officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

____________________________________

Notary Public

My Commission expires:

(Notarial Seal)

Certificate of Residence

The address of the above-named Grantee is:

__________________

_____________________________

On behalf of the Grantee

(c)ORM OF BILL OF SALE

CENTRAL PA EQUITIES 17, LLC, a Pennsylvania limited liability company, CENTRAL PA EQUITIES 19, LLC, a Pennsylvania limited liability company, and SPRINGWOOD – FHP LP, a Pennsylvania limited partnership, each having an address at 146 Pine Grove Circle, York, Pennsylvania 17403 (hereinafter collectively referred to as “Seller”), in consideration of Ten ($10.00) Dollars in hand paid by ________________________ having a mailing address at ________________________________ (hereinafter referred to as “Buyer”), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, grant, assign, convey, transfer, set over, and quit-claim unto Buyer, its successors and assigns, all of Seller’s right, title and interest in and to any and all fixtures, chattels and articles of personal property that are attached to or located in or upon the Assets described on Schedule A hereto and the buildings and other improvements located thereon, or any portion thereof, including, but not limited to, the FF&E, supplies, the Inventories, and the Assigned Accounts Receivable (all of the property and interests hereinbefore described are hereinafter referred to as the “Property”).

TO HAVE AND TO HOLD the Property unto Buyer, its successors and assigns forever.

This Bill of Sale is made without warranty or representation, express or implied, by, or recourse against, Seller of any kind or nature whatsoever except as expressly provided in the Agreement of Purchase and Sale dated as of __________________, 2019 between Seller and Buyer (as assigned and/or amended, the “Purchase Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

[Signatures On Next Page.]

This Bill of Sale has been duly executed by Seller as of the ____ day of _____, 201_.

SELLER:

CENTRAL PA EQUITIES 17, LLC,

a Pennsylvania limited liability company

By: ________________________

Name: David H. Hogg

Title: Manager

CENTRAL PA EQUITIES 19, LLC,

a Pennsylvania limited liability company

By: _________________________

Name: David H. Hogg

Title: Manager

SPRINGWOOD - FHP LP,

a Pennsylvania limited partnership

By: _________________________

Name: David H. Hogg

Title: Manager

(d)EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY dated as of ____________ ___, 201_, by and among CENTRAL PA EQUITIES 17, LLC, a Pennsylvania limited liability company, CENTRAL PA EQUITIES 19, LLC, a Pennsylvania limited liability company, and SPRINGWOOD – FHP LP, a Pennsylvania limited partnership, each having an address at 146 Pine Grove Circle, York, Pennsylvania 17403 (collectively, “Assignor”), and ______________________ having an address at ___________________________________ (“Assignee”).

Background

This Assignment and Assumption of Intangible Property is being executed and delivered pursuant to that certain Agreement of Purchase and Sale dated as of ________________, 2019 (as assigned and/or amended, the “Purchase Agreement”) between Assignor, as seller, and Assignee, as buyer.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, and Assignee does hereby assume, all of Assignor’s right, title and interest in and to:

(i)to the extent Assignor’s rights and interests therein are assignable, the Intangible Property; and

(ii)to the extent assignable, the Licenses and Permits.

TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained therein.

This Assignment is made without warranty or representation, express or implied, by, or recourse against, Assignor of any kind or nature whatsoever except as expressly provided in the Purchase Agreement.

IN WITNESS WHEREOF, the Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

CENTRAL PA EQUITIES 17, LLC,

a Pennsylvania limited liability company

By: ______________________

Name: David H. Hogg

Title: Manager

CENTRAL PA EQUITIES 19, LLC,

a Pennsylvania limited liability company

By: ______________________

Name: David H. Hogg

Title: Manager

SPRINGWOOD - FHP LP,

a Pennsylvania limited partnership

By: ______________________

Name: David H. Hogg

Title: Manager

[Signatures continued on following page]

ASSIGNEE:

Lodging Fund REIT III OP, LP

A Delaware limited partnership

By: Lodging Fund REIT III, Inc.

Its: General Partner

By:   /s/ David R. Durell

Name:  David R. Durell

Title:  Chief Acquisition Officer

Dated:__________, _____

[____________, a Pennsylvania limited ________] By: ___________________________________________ Name: Title: